SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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NCR CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2004 ANNUAL MEETING

AND PROXY STATEMENT

March 15, 2004

Dear Fellow NCR Stockholder:

I am pleased to invite you to attend NCR’s 2004 Annual Meeting of Stockholders on Wednesday, April 28, 2004. The meeting will begin promptly at 9:30 a.m. Eastern Standard Time in the Auditorium of NCR’s World Headquarters Building located at 1700 South Patterson Boulevard in Dayton, Ohio.

This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the board operates and gives information about our director candidates and general corporate governance matters. A form of proxy for voting at the meeting and our 2003 annual report to stockholders are included with this booklet.

Mark Hurd, NCR’s Chief Executive Officer, and I look forward to sharing more information with you about NCR at the annual meeting. If you plan to attend, please complete and return to NCR the meeting reservation request form printed on the back of this booklet.

Your vote is important. Whether or not you plan to attend the annual meeting, I urge you to vote your proxy as soon as possible so that your stock may be represented at the meeting.

Sincerely,

Lars Nyberg

Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF NCR CORPORATION

Time:

9:30 a.m. Eastern Standard Time

Date:

Wednesday, April 28, 2004

Place:

Auditorium at NCR’s World Headquarters Building

1700 South Patterson Blvd.

Dayton, Ohio 45479

Purpose:

•	Elect three Class B directors to hold office for three-year terms and a Class A director to hold office for a two-year term;

•	Approve the appointment of the Company’s independent auditors for 2004;

•	Vote on two stockholder proposals, if presented; and

•	Transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

Other Important Information:

•	Registered stockholders of NCR common stock at the close of business on February 9, 2004, may vote at the meeting.

•	Your shares cannot be voted unless they are represented by proxy or you make other arrangements to have them represented at the meeting. Please vote your shares.

By order of the Board of Directors,

Jonathan S. Hoak

Senior Vice President,

General Counsel and Secretary

March 15, 2004

NCR Corporation

1700 South Patterson Blvd.

Dayton, Ohio 45479

PROXY STATEMENT

GENERAL INFORMATION

We are delivering these proxy materials to solicit proxies on behalf of the Board of Directors of NCR Corporation (which we refer to as “NCR,” the “Company,” “we,” or “us”), for the 2004 Annual Meeting of Stockholders, including any adjournment or postponement. The meeting will be held at 9:30 a.m. Eastern Standard Time, on April 28, 2004, in Dayton, Ohio.

Starting March 15, 2004, we are mailing this proxy statement, together with a form of proxy and voting instruction card (“proxy card”) and the Company’s annual report for the year ended December 31, 2003, to stockholders entitled to vote at the meeting.

Stockholders Entitled to Vote at the Meeting

If you are a registered stockholder at the close of business on the record date, February 9, 2004, you are entitled to receive this notice and to vote at the meeting. There were 95,292,556 shares of common stock outstanding on the record date. You will have one vote on each matter properly brought before the meeting for each share of NCR common stock you own.

Delivery of Voting Materials

As we did last year, we are taking advantage of the householding rules adopted by the U.S. Securities and Exchange Commission (“SEC”) that permit us to deliver only one set of disclosure materials (such as a proxy statement and annual report) to stockholders who share an address, unless otherwise requested. This program allows us to reduce the expenses of delivering duplicate disclosure materials to our stockholders who may have more than one stock account or who share an address with another NCR stockholder. We will continue to send a separate proxy card for each stockholder residing at a shared address. If you are a registered stockholder (owning your stock directly and not through a nominee such as a bank or broker) who receives multiple copies of NCR’s annual report and proxy statement, you are encouraged to indicate your consent to the householding of future investor communications by answering “yes” to the Householding Election question on your proxy card.

If you own NCR common stock beneficially through a nominee (such as a bank or broker), information regarding householding of disclosure materials should be forwarded to you by your nominee.

Electronic Access to Proxy Materials and Annual Report

This proxy statement and NCR’s 2003 annual report to stockholders are available on the following Internet sites: http://investor.ncr.com/downloads/2004proxy.pdf (proxy statement) and http://investor.ncr.com/downloads/ncr2003ar.pdf (annual report). Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.

If you are a registered stockholder, you can choose to access your disclosure materials electronically and save the Company the cost of producing and mailing these documents by following the instructions provided at http://www.icsdelivery.com/ncr or by following the prompt if you choose to vote over the Internet. If you hold your NCR stock in nominee name (such as through a bank or broker), please review the information provided by your nominee for instructions on how to elect to view future proxy statements and annual reports over the Internet.

Stockholders who have chosen to view future disclosure materials electronically will receive an e-mail containing the Internet address to use to access NCR’s proxy statement and annual report.

How to Obtain a Separate Set of Voting Materials

If you have multiple NCR common stock record accounts and/or share an address with a family member who is an NCR stockholder and have received only one annual report and proxy statement, you may write or call our mailing agent, ADP-Investor Communications Services, at 51 Mercedes Way, Edgewood, New York 11717 (phone: 800-542-1061), to request separate copies of these materials at no cost to you. For future annual meetings, you may request separate disclosure materials by contacting our mailing agent at the address and number listed above.

How to Vote Your Shares

Your vote is important. Your shares can be voted at the annual meeting only if you are present in person or represented by proxy. Even if you plan to attend the meeting, we urge you to vote in advance. We encourage you to cast your vote electronically by going to the http://www.proxyvote.com web site or by calling the toll-free number (for residents of the United States and Canada) listed on your proxy card. Please have your proxy card in hand when going online or calling. If you vote electronically, you do not need to return your proxy card. If you choose to vote by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided.

Stockholders who hold their shares beneficially in street name through a nominee (such as a bank or broker) may be able to vote by telephone or the Internet as well as by mail. You should follow the instructions you receive from your nominee to vote these shares.

How to Revoke Your Proxy

You may revoke your proxy at any time before it is voted at the meeting by:

•	properly executing and delivering a later-dated proxy (including a telephone or Internet vote);

•	voting by ballot at the meeting; or

•	sending a written notice of revocation to the inspectors of election in care of the Corporate Secretary of the Company at the address listed above.

Voting at the Annual Meeting

The method by which you vote will in no way limit your right to vote at the meeting if you later decide to vote in person at the meeting. If you hold your shares in street name, you must obtain a proxy executed in your favor from your nominee (such as a bank or broker) to be able to vote at the meeting.

Your shares will be voted at the meeting as directed by the instructions on your proxy card, voting instructions or electronic proxy if: (1) you are entitled to vote, (2) your proxy was properly executed, (3) we received your proxy prior to the annual meeting, and (4) you did not revoke your proxy prior to the meeting.

The Board’s Recommendations

If you send a properly executed proxy without specific voting instructions, your shares represented by that proxy will be voted as recommended by the Board of Directors:

•	FOR the election of the nominated slate of directors (see pages 7 to 8);

•	FOR approval of the appointment of the Company’s independent auditors for 2004 (see page 29);

•	AGAINST the stockholder proposal regarding auditor fees (see pages 29 to 31); and

•	AGAINST the stockholder proposal regarding the discontinuation of certain executive compensation (see page 32 to 33).

A third stockholder proposal, requesting that the board adopt an alternative executive compensation program, was also submitted. After discussions with the stockholder proponent by Company management and a commitment to communicate the direction taken in 2004 by the Compensation Committee with respect to NCR’s long-term incentive compensation program, the proposal was withdrawn from consideration at the annual meeting.

Voting Shares Held in the NCR Savings Plan

If you are a participant in the NCR Savings Plan, your proxy includes any NCR common stock allocated to your plan account. The trustee of this plan will vote the number of shares allocated to your account according to your instructions. If you do not vote your shares in the NCR Savings Plan as instructed above, the trustee will vote unallocated shares, and any allocated shares for which voting instructions are not timely received, in the same proportion of “For” and “Against” votes as the shares for which voting instructions were timely received.

Voting Shares Held Under the NCR Direct Stock Purchase and Sale Plan

If you are a participant in the direct stock purchase and sale plan (the “DSPP”) administered by our transfer agent, Mellon Investor Services, for NCR, your proxy includes the NCR common stock held in your DSPP account. Mellon, as the DSPP administrator, is the stockholder of record of that plan and will not vote those shares unless you provide it with instructions, which you may do over the Internet, by telephone, or by mail using your proxy card.

Votes Required to Approve Each Item

The presence at the meeting (in person or by proxy) of the holders of at least a majority of the shares outstanding on the record date, February 9, 2004, is necessary to have a quorum allowing us to conduct business at the meeting. A majority of the votes cast at the meeting (in person or by proxy) is required to approve the election of directors and any other items of business at the meeting. Broker “no-votes” and abstentions have no effect on the outcome of the vote for the election of directors or any other items. Broker “no-votes” occur when a nominee (such as a bank or broker) returns a proxy, but does not have the authority to vote on a particular non-routine proposal because it has not received voting instructions from the beneficial owner.

Annual Meeting Admission

You may attend the meeting if you are a registered stockholder, a proxy for a registered stockholder, or a beneficial owner of NCR common stock with evidence of ownership. If you plan to attend the meeting in person, please complete and return to NCR’s Corporate Secretary the meeting reservation request form printed on the back of this booklet. If you are not a registered stockholder, please include evidence of your ownership of NCR stock with the form (such as an account statement showing you own NCR stock as of the record date). If you do not have a reservation for the meeting, you may still attend if we can verify your stock ownership at the meeting.

We will include the results of the meeting in NCR’s next quarterly report filed with the SEC. You may also find information on how to obtain a full transcript of the meeting in that quarterly report or by writing to NCR’s Corporate Secretary at NCR Corporation, 1700 South Patterson Blvd., Dayton, Ohio 45479.

STOCK OWNERSHIP

Ownership by Officers and Directors

This table shows the NCR common stock beneficially owned by each current and former executive officer named in the Summary Compensation Table found below on page 18 and each non-employee director as of December 31, 2003. As of that date, none of the directors and executive officers individually or as a group beneficially owned 1% or more of NCR stock.

Name	Total Shares Beneficially Owned(1)	Shares Covered by Exercisable Options(2)
Lars Nyberg, Chairman of the Board of Directors	19,888	0
Mark Hurd, Director and Officer	77,297	407,583
Edward P. Boykin, Director(3)	5,761	10,000
Mark Frissora, Director	4,215	10,000
Gerald Gagliardi, Officer	18,218	125,331
Linda Fayne Levinson, Director(3)	5,298	31,473
Jonathan S. Hoak, Officer	13,486	174,856
Michael Koehler, Officer	21,588	93,146
Victor L. Lund, Director	3,814	4,000
C.K. Prahalad, Director	10,340	31,473
James M. Ringler, Director	2,277	2,000
William Stavropoulos, Director(3)	12,044	31,473
Keith Taylor, Officer	9,050	128,240
Directors and Executive Officers as a Group (18 persons)	231,060	1,314,110

(1)	Some of NCR’s executive officers and directors own fractional shares of NCR stock. For purposes of this table, all fractional shares have been rounded to the nearest whole number.
(2)	Of the total number of shares of NCR stock beneficially owned by the Company’s executive officers and directors, this column shows those shares the officers and directors or their family members have the right to acquire through stock option exercises within 60 days after December 31, 2003.
(3)	Upon initial election to the board, each non-employee director receives an initial grant of NCR common stock with a value of two times the annual retainer fee at the time of grant and is given the opportunity to defer immediate receipt of the grant. Non-employee directors who joined NCR’s board between January 1, 1997 and April 17, 2001, Ms. Levinson and Messrs. Prahalad and Stavropoulos, received an initial grant of stock with a value of $60,000; and those joining since that time, Messrs. Boykin, Frissora, Lund, and Ringler, each received an initial grant of stock with a value of $80,000. Certain directors elected to defer receipt of this grant. In addition, Mr. Ringler elected to defer receipt of 1,000 shares he received in connection with his 2003 annual equity award. This table includes units based on NCR common stock equivalents for such directors as follows: (a) 1,795 units for each of Ms. Levinson and Mr. Stavropoulos, (b) 2,215 units for Mr. Boykin, (c) 2,105 units for Mr. Ringler, and (d) 1,814 units for Mr. Lund. These units are held in deferred stock accounts as set forth below under the caption “Compensation of Directors.” These deferred stock accounts are paid in stock. In addition, some directors have also elected to receive some or all of their annual retainer as deferred NCR common stock equivalents. As a result of this election, these directors each received the following number of stock units in deferred stock accounts: Mr. Stavropoulos (7,249 units), Mr. Ringler (172 units), and Mr. Boykin (1,546 units). These deferred stock accounts are paid in either cash or stock, as elected by the director. The table does not include the deferred retainer amounts held in these deferred stock accounts.

Other Beneficial Owners of NCR Stock

As of December 31, 2003, to the Company’s knowledge, the following stockholders beneficially owned more than 5% of the Company’s outstanding stock. The percentage of stock owned by such holders is based on the total outstanding shares of stock as of December 31, 2003.

Name and Address of Beneficial Owner	Total Number of Shares		Percent of Class
Dodge & Cox One Sansome Street, 35th Floor San Francisco, California 94104	13,382,974	(1)	14.1%

Southeastern Asset Management, Inc. 6410 Poplar Ave., Suite 900 Memphis, Tennessee 38119	9,651,500	(2)	10.2%

Private Capital Management, L.P. 8889 Pelican Bay Boulevard, Suite 500 Naples, Florida 34108	7,094,551	(3)	7.5%

(1)	Based on the Schedule 13G/A, dated February 17, 2004, filed by Dodge & Cox with the SEC. According to this filing, Dodge & Cox, as an investment adviser, has sole power to dispose or direct the disposition (“dispositive power”) of all of these shares, has sole power to vote or to direct the vote (“voting power”) over 12,558,090 shares, and has shared voting power over 137,300 shares.
(2)	Based on the Schedule 13G/A, dated February 6, 2004, by Southeastern Asset Management, Inc. (“Southeastern”) and Mr. O. Mason Hawkins, Chairman and Chief Executive Officer of Southeastern. Mr. Hawkins disclaims beneficial ownership of all of these shares and, as an investment adviser, Southeastern has sole voting power over 4,214,000 shares, shared voting and shared dispositive power over 3,811,700 shares, no voting power over 1,625,800 shares, and sole dispositive power over 5,839,800 shares.
(3)	Based on the Schedule 13G, dated February 13, 2004, filed by Private Capital Management, L.P. (“Private Capital”), Mr. Bruce S. Sherman, Chief Executive Officer of Private Capital, and Mr. Gregg J. Powers, President of Private Capital. According to this filing, Private Capital, as an investment adviser, and Mr. Powers each have shared voting and shared dispositive power over 7,094,551 shares; and Mr. Sherman has sole voting and sole dispositive power over 85,000 shares and shared voting and shared dispositive power over 7,096,551 shares. Messrs. Sherman and Powers each disclaim beneficial ownership of all the shares managed by Private Capital as an investment adviser and held by its clients.

The following stock performance graph, and reports of the board’s Compensation and Audit Committees included below in this proxy statement, shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference into such filing.

STOCK PERFORMANCE GRAPH

The following graph compares the relative investment performance of NCR stock, the Standard & Poor’s 500 Stock Index, and the Standard & Poor’s Technology Sector Index. This graph covers the five-year period from December 31, 1998, through December 31, 2003.

	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
NCR	$100.00	$90.72	$117.66	$88.29	$56.86	$92.93
S&P 500	$100.00	$121.04	$110.02	$96.95	$75.52	$97.18
S&P Technology Sector	$100.00	$178.74	$105.63	$78.31	$49.01	$72.16

(1)	In each case, assumes a $100 investment on December 31, 1998, and reinvestment of all dividends, if any.

ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

The Board of Directors is currently divided into three classes. Directors hold office for staggered terms of three years (or less if they are filling a vacancy) and until their successors are elected and qualified. One of the three classes is elected each year to succeed the directors whose terms are expiring. As of the 2004 annual meeting, the terms for the directors in Classes A, B and C of the Board of Directors expire in 2006, 2007, and 2005, respectively.

Proxies solicited by the board will be voted for the election of the nominees, unless you withhold your vote on your proxy. The board has no reason to believe that these nominees will be unable to serve. However, if one of them should become unavailable, the board may reduce the size of the board or designate a substitute nominee. If the board designates a substitute, shares represented by proxies will be voted for the substitute nominee.

The board recommends that you vote FOR each of the following nominees for election as a director.

Class B—Nominees for Terms Expiring in 2007:

In April 2003, Mr. James Long resigned from the Board of Directors and Mr. Lund was elected as a Class B director to fill this vacant position until the 2004 annual meeting. NCR’s Board of Directors has proposed the following nominees for election as Class B directors at the 2004 annual meeting. Each of the nominees has consented to serve a three-year term and each is currently serving as a director.

Edward P. “Pete” Boykin, 65, served as the President and Chief Operating Officer of Computer Sciences Corporation (“CSC”), an information technology services company he joined in 1966, from July 2001 to June 2003. From 1998 to 2001, he held a number of senior management positions at CSC, including group president of its Financial Services Group from 1999 to 2001 and vice president of its Technology Management Group from 1998 to 1999. From 1996 to 1998, Mr. Boykin was President of The Pinnacle Alliance, a CSC-managed organization providing information technology outsourcing and other services to J.P. Morgan. Mr. Boykin became a director of NCR on June 5, 2002.

Linda Fayne Levinson, 62, has been a partner with GRP Partners, a private equity investment fund investing in start-up and early-stage retail and electronic commerce companies, since 1997. From 1994 to 1999, she was President of Fayne Levinson Associates, an independent consulting firm. Ms. Levinson has also served as an executive with Creative Artists Agency Inc. and as a partner in the merchant banking operations of Alfred Checchi Associates, Inc. She is also a director of Jacobs Engineering Group Inc. Ms. Levinson became a director of NCR on January 1, 1997.

Victor L. Lund, 56, has served since May 2002 as the non-executive Chairman of the Board of Mariner Health Care, Inc., a long-term health care services company. He previously served as Vice Chairman of Albertson’s, Inc., a food and drug retailer, from June 1999 until June 2002. Mr. Lund served as Chairman of the Board of American Stores Company from 1995 until its acquisition by Albertson’s in June 1999, and as Chief Executive Officer of American Stores Company from 1992 until 1999. He was President of American Stores Company from 1992 until 1995. Prior to joining American Stores Company in 1980, Mr. Lund was a practicing certified public accountant. He also serves on the boards of Borders Group, Inc. and Service Corporation International. Mr. Lund became a director of NCR on April 23, 2003.

Class A—Nominee for Term Expiring in 2006:

In October 2003, Mr. David Holmes resigned from the Board of Directors and Mr. Ringler was elected as a Class A director to fill this vacant position until the 2004 annual meeting. Mr. Ringler has consented to serve a two-year term expiring in 2006 and is currently serving as a director.

James M. Ringler, 58, is Vice Chairman of Illinois Tool Works Inc., a multi-billion dollar diversified manufacturer of highly engineered components and industrial systems, a position he has held since 1999. Prior to joining Illinois Tool Works, from 1997 to 1999, Mr. Ringler was Chairman of Premark International, Inc. (“Premark”), a large, diversified manufacturing company serving the food equipment, builder products and consumer durable markets. He also served as Premark’s Chief Executive Officer from 1996 to 1999, and prior to that as its President and Chief Operating Officer. Mr. Ringler was a director of Premark from 1990 until it merged with Illinois Tool Works in November 1999. Mr. Ringler serves as a director of Autoliv Inc., The Dow Chemical Company, FMC Technologies, Inc., and Corn Products International, Inc. He joined NCR’s Board of Directors on November 1, 2003.

Directors Whose Terms of Office Continue

Class C—Terms Expiring in 2005:

C.K. Prahalad, 62, is the Harvey Freuhauf Professor of Business Administration at The University of Michigan. Mr. Prahalad is a nationally recognized specialist in corporate strategy and the role of top management in large, diversified, multi-national corporations. From 2000 to 2002, he was Chairman of PRAJA, Inc., a software company located in San Diego, California. He is also a director of Hindustan Lever Limited, India, and World Resources Institute, Washington, D.C., a non-governmental organization. Mr. Prahalad became a director of NCR on January 1, 1997.

William S. Stavropoulos, 64, was appointed Chairman and Chief Executive Officer of The Dow Chemical Co., a chemical and plastics producer, in December 2002. He served as Chairman of the Board of Directors and Chairman of the Executive Committee of Dow Chemical from December 2000 to December 2002. From 1995 until November 2000, he was the President and Chief Executive Officer of Dow Chemical. In addition, he is a director of BellSouth Corporation, Chemical Financial Corporation, and Maersk Inc., and is a trustee of the Fidelity Group of Funds. Mr. Stavropoulos became a director of NCR on January 1, 1997.

Mark P. Frissora, 48, became Chairman and Chief Executive Officer of Tenneco Automotive Inc. (“Tenneco”) in March 2000, after serving as its President and Chief Executive Officer from November 1999 until that time. From March to November 1999, he was President, Worldwide Operations, at Tenneco’s automotive subsidiary, Tenneco, Inc., and also served as that company’s Senior Vice President and General Manager, Worldwide Original Equipment, from 1998 until March 1999. Mr. Frissora is a director of Tenneco and FMC Corporation, and became a director of NCR on June 5, 2002.

Class A—Terms Expiring in 2006:

Mark V. Hurd, 47, became Chief Executive Officer of NCR on March 14, 2003. He is also the Company’s President, a position he has held since July 2001. From September 2002 to March 2003, Mr. Hurd served as NCR’s Chief Operating Officer. From July 2000 until that time, he was Chief Operating Officer of the Teradata Division and, from July 2000 until July 2001, Executive Vice President, NCR. Since he started his career at NCR in 1980, Mr. Hurd has held a series of sales and marketing positions with increasing management responsibility, including Senior Vice President, Teradata Solutions Group from 1998 to June 2000 and Vice President, Worldwide Marketing and Americas Professional Services Division. Mr. Hurd became a director of NCR on March 14, 2003.

Lars Nyberg, 52, has been Chairman of NCR since June 1995. He served as the Company’s Chief Executive Officer and President from June 1995 until he resigned as of March 14, 2003. Before joining NCR, Mr. Nyberg held various senior management positions with Philips Electronics NV, an electronics and electrical products company, including serving as Chairman and Chief Executive Officer of Phillips’ Communications and Computer Divisions. Mr. Nyberg is a director of Snap-On Incorporated and Sandvik AB, based in Sweden. He became a director of NCR in 1995.

ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

The Board of Directors oversees the overall performance of the Company on your behalf. Members of the board stay informed of the Company’s business through discussions with the Chief Executive Officer and other members of management and staff, by reviewing materials provided to them, and by participating in regularly scheduled board and committee meetings. The board met 8 times last year and held 25 committee meetings. In 2003, each of the directors, except for Mr. Prahalad, attended more than 75% of the aggregate of total board meetings and committee meetings for the committee(s) on which he or she served.

Corporate Governance

NCR’s Board of Directors is elected by the stockholders to govern the business and affairs of the Company. The board selects the senior management team, which is charged with the conduct of the Company’s business. Having selected the senior management team, the Board acts as an advisor to senior management and monitors its performance. It reviews the Company’s strategies, financial objectives and operating plans. The board also plans for management succession of the Chief Executive Officer, as well as other senior management positions, and oversees the Company’s compliance efforts.

To help discharge its responsibilities, your Board of Directors has adopted Corporate Governance Guidelines on significant corporate governance issues. These guidelines address such matters as director independence, committee membership and structure, meetings and executive sessions, director selection, retirement, and training, among other things. The board’s Corporate Governance Guidelines are found on NCR’s corporate governance web page at http://www.ncr.com/corpgovernance/guidelines.htm, and you may obtain a written copy of the guidelines by writing to NCR’s Corporate Secretary at the address listed above. The board’s independent directors meet regularly in executive session and, as provided in the Corporate Governance Guidelines, the Board of Directors has selected the Chair of the Audit Committee to preside at executive sessions during 2004.

In connection with its Corporate Governance Guidelines, the Board of Directors has established independence standards. In general, the board shall determine whether a director is considered independent, taking into account the following factors, in addition to those other factors it may deem relevant. No director may qualify as independent unless the board affirmatively determines that he or she has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with NCR). In addition, the director or director candidate:

•	cannot have been an employee of the Company or any of its affiliates, or affiliated with the Company, within the past five years;

•	cannot have been affiliated with or an employee of the Company’s present or former independent auditors or its affiliates for at least five years after the end of such affiliation or auditing relationship;

•	cannot have been in the past five years a paid advisor, service provider or consultant to the Company or any of its affiliates or to an executive officer of the Company or an employee or owner of a firm that is such a paid advisor, service provider or consultant;

•	cannot, directly or indirectly, have a material relationship (such as being an executive officer, director, partner, or significant stockholder) with a significant customer or supplier of the Company, and in no case may the director be an executive officer or employee of another company that in the previous three years made payments to or received payments from the Company in a fiscal year exceeding the greater of $1 million or 2% of the other company’s consolidated gross revenues;

•	cannot be an executive officer or director of a foundation, university or other non-profit entity receiving significant contributions from the Company, including contributions in the previous three years that, in any single fiscal year, exceeded the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues;

•	cannot have been employed as an executive officer by another corporation that has (or had) an executive officer of the Company on its board of directors during the past five years;

•	cannot for the past five years have received any compensation, consulting, advisory or other fees from the Company, other than director compensation and expense reimbursement or compensation for prior service that is not contingent on continued service;

•	cannot be or have been for the past five years, a member of the immediate family of (i) an officer of the Company, (ii) an individual who receives more than $100,000 per year in direct compensation from the Company, other than compensation for prior service that is not contingent on continued service, (iii) an individual affiliated with or an employee of the Company’s present or former independent auditors or its affiliates, (iv) an individual who is an executive officer of another company that has (or had) an executive officer of the Company on it board of directors, (v) an executive officer of a company that has made payments to, or received payments from, the Company in a fiscal year that exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues, or (vi) any director who is not considered an independent director.

NCR’s Board of Directors has determined that all of the Company’s directors, except Messrs. Nyberg and Hurd, meet these independence standards.

Committees of the Board

NCR’s Board of Directors has four committees: the Audit Committee, the Compensation Committee, the Committee on Directors and Governance, and the Executive Committee.

Audit Committee:    The Audit Committee is the principal agent of the Board of Directors in overseeing (i) the quality and integrity of the Company’s financial statements, (ii) legal and regulatory compliance, (iii) the independence, qualifications, and performance of the Company’s independent auditors, (iv) the performance of the Company’s internal auditors, and (v) the integrity of management and the quality and adequacy of disclosures to stockholders. The committee also:

•	is solely responsible for hiring and terminating the Company’s independent auditors and pre-approving all audit, as well as any audit-related, tax and other non-audit services, to be performed by the independent auditors;

•	reviews and discusses with NCR’s independent auditors their quality control procedures and the Company’s critical accounting policies and practices;

•	regularly reviews the scope and results of audits performed by the Company’s independent auditors and internal auditors;

•	meets with management to review the adequacy of the Company’s internal control framework and its financial, accounting, reporting and disclosure control processes;

•	reviews the Company’s periodic filings and quarterly earnings releases;

•	reviews and discusses with the Company’s Chief Executive and Financial Officers the procedures they followed to complete their certifications in connection with NCR’s periodic filings with the SEC; and

•	discusses management’s plans with respect to the Company’s major financial risk exposures.

All three of the Audit Committee members are independent and financially literate as determined by the board under applicable SEC and New York Stock Exchange (“NYSE”) standards. In addition, the board has determined that Messrs. Boykin and Lund are “audit committee financial experts,” as defined under new SEC regulations, who are independent of management of the Company. No member of the committee may receive any compensation, consulting, advisory or other fee from the Company, other than board compensation described below under the caption “Compensation of Directors,” as determined in accordance with applicable SEC and NYSE rules. Members serving on the Audit Committee are limited to serving on two other audit committees of public companies, unless the Board of Directors evaluates and determines that these other commitments would not impair his or her effective service to the Company.

A more detailed discussion of the committee’s mission, composition, and responsibilities is contained in the Audit Committee Charter, which was adopted as revised by the Board of Directors in January 2004. A copy of this charter is attached as Appendix A to this proxy statement and can be found on NCR’s corporate governance web page at http://www.ncr.com/corpgovernance/corpgov_board_charters.htm.

Compensation Committee:    This committee, which is composed entirely of independent directors, reviews and approves NCR’s compensation philosophy and programs covering executive officers and key management employees as well as the competitiveness of NCR’s total executive officer compensation practices. The committee also:

•	reviews the performance levels of NCR’s executive officers and determines base salaries and equity and incentive awards for such officers;

•	reviews NCR’s executive compensation plans;

•	reviews management’s proposals to make significant organizational changes or significant changes to existing executive officer compensation plans; and

•	oversees NCR’s plans for management succession.

A more detailed discussion of the committee’s mission, composition, and responsibilities is contained in the Compensation Committee Charter, which was adopted by the Board of Directors. A copy of this charter can be found on NCR’s corporate governance web page at http://www.ncr.com/corpgovernance/corpgov_board_charters.htm.

Committee on Directors and Governance: This committee is responsible for reviewing the board’s corporate governance practices and procedures and the Company’s ethics and compliance program, and:

•	establishes procedures for evaluating the performance of the Board of Directors and oversees such evaluation;

•	reviews and makes recommendations to the board concerning director compensation; and

•	reviews the composition of NCR’s Board of Directors and the qualifications of persons identified as prospective directors, recommends the candidates to be nominated for election as directors, and, in the event of a vacancy on the board, recommends any successors.

The Committee on Directors and Governance is composed entirely of independent directors and with the board recommended this year’s director nominees. A more detailed discussion of the committee’s mission, composition, and responsibilities is contained in the Committee on Directors and Governance Charter, which was adopted by the Board of Directors. A copy of this charter can be found on NCR’s corporate governance web page at http://www.ncr.com/corpgovernance/corpgov_board_charters.htm.

Executive Committee:    This committee has the authority to exercise all powers of the full Board of Directors, except that it does not have the power, among other things, to declare dividends, issue stock, amend the Bylaws when the board is not in session, recommend to the stockholders any action that requires stockholder approval, or approve any merger or share exchange which requires stockholder approval. This committee meets between regular board meetings if urgent action is required.

Board Committee Membership

Name	Executive Committee		Compensation Committee		Audit Committee		Committee on Directors and Governance

Lars Nyberg	X	*
Edward (Pete) Boykin	X				X	*
Mark Frissora			X
Mark Hurd	X
Linda Fayne Levinson	X		X	*			X
Victor Lund					X
C.K. Prahalad	X				X		X	*
James Ringler			X
William Stavropoulos							X

Number of meetings in 2003	0		8		12		5

*Chair

Compensation of Directors

NCR has a director compensation program for its non-employee directors, and Mr. Hurd does not receive any extra pay for serving as a director on NCR’s board. Each of NCR’s non-employee directors receives an annual retainer which is payable for the year beginning on the date of NCR’s annual meeting and ending on the day before the next such meeting. All non-employee directors, other than Mr. Nyberg, receive an annual retainer of $40,000. Committee chairs receive an additional annual retainer of $5,000, except that the Chair of the Audit Committee receives an annual additional retainer of $12,000. Mr. Nyberg was appointed non-executive Chairman of the Board effective as of March 14, 2003. While he serves in this role, Mr. Nyberg will receive an annual retainer of $225,000. The annual retainers are payable quarterly in equal installments as long as the director is still serving on NCR’s board. If a director resigns or is terminated, he or she will forfeit any future installments of the annual retainer.

The non-employee directors may elect to receive all or a portion of their annual retainers in NCR stock instead of cash. In addition, the directors may choose to defer receipt of this stock (a) until he or she resigns or is no longer a director, (b) until five or ten years after it is payable, or (c) in one to five equal annual installments, beginning either the year after the retainer is earned, or the year following the date of termination as a director.

The Company maintains stock unit accounts based on NCR stock for deferred stock payments. Dividend payments on NCR stock equivalents, if any, will be reinvested in additional deferred stock units. Deferred stock payments may be paid in cash or in stock. A director who leaves the board prior to the date of payment of deferred stock units may elect, prior to termination, to convert the deferred stock units to a deferred cash account.

As of April 2003, non-employee directors will receive a meeting fee of $1,500 for each regular board or committee meeting attended and each special board meeting attended. If a committee holds a special meeting, the committee chair will determine if the meeting is subject to the meeting fee. The meeting fees, which may be deferred in the same manner as the annual retainers, are paid one quarter in arrears. NCR also pays or reimburses the directors’ expenses for attending board and committee meetings and our corporate aircraft is sometimes used to transport directors to and from these meetings.

Each non-employee director who joins the board as such receives an initial grant of NCR common stock with a value that is currently equal to each such directors’ annual retainer fee based on competitive analogs. These directors have the option of receiving this stock immediately or deferring receipt in the same manner available for deferring their annual retainer; however, these deferred stock accounts are paid only in stock. If deferred, a stock unit account is maintained for each participating director.

In addition, NCR also pays a portion of director compensation in stock options. However, in light of Mr. Nyberg’s stock holdings due to his prior service as Chief Executive Officer of the Company, he receives his director pay entirely in cash and does not receive equity grants. Each non-employee director, other than Mr. Nyberg as non-executive Chairman, receives stock option grants effective on the date of the annual meeting for a number of shares of NCR common stock as determined by the Committee on Directors and Governance in its discretion, based on review of competitive data. The options have an exercise price of the fair market value of the stock on the grant date, are fully vested on the grant date, and are exercisable for ten years. As of April 2003, the Committee on Directors and Governance may also, in its discretion, grant shares of Company stock to directors in conjunction with the option grants. If granted, the stock is free of restrictions. Eligible directors may elect to defer receipt of this stock in the same manner available for deferring their annual retainers.

In 2003, each non-employee director, other than Messrs. Ringler and Nyberg, received 2,000 shares of NCR common stock and options for 4,000 shares of stock. Directors who are newly elected to the board after the annual stockholders’ meeting, such as Mr. Ringler, may also receive mid-year equity grants of options and/or stock. In October 2003, the Committee on Directors and Governance exercised this discretion and granted Mr. Ringler 1,000 shares of NCR common stock and options for 2,000 shares of stock.

Selection of Nominees for Directors

Your directors and the Committee on Directors and Governance are responsible for recommending candidates for membership to the board. The director selection process is described in detail in the board’s Corporate Governance Guidelines, which are posted on the Company’s corporate governance website at http://www.ncr.com/corpgovernance/guidelines.htm. In determining candidates for nomination, the Committee on Directors and Governance will seek the input of the Chairman of the Board and Chief Executive Officer and will consider individuals recommended for Board membership by the Company’s stockholders in accordance with the Company’s Bylaws and applicable law. From time to time, the committee may engage outside search firms to assist it in identifying and contacting qualified candidates. All candidates are evaluated by the committee using the qualification guidelines included as part of the board’s Corporate Governance Guidelines. As part of the selection process, the Committee on Directors and Governance and the Board of Directors are committed to finding proven leaders who are qualified to serve as NCR directors and examine candidates’ business skills and experience, personal integrity and judgment, and ability to devote the appropriate amount of time and energy to serving the best interests of stockholders.

Stockholders wishing to recommend individuals for consideration as directors, should contact the Committee on Directors and Governance by writing the Company’s Corporate Secretary at NCR Corporation, 1700 South Patterson Blvd., Dayton, OH 45479. Stockholders who want to nominate directors for election at NCR’s next annual meeting of stockholders must follow the procedures described in the Company’s Bylaws, which are available on our corporate governance website at http://www.ncr.com/corpgovernance/corpgov_bylaws.htm.

The directors nominated by the Board of Directors for election at the 2004 annual meeting were recommended by the Committee on Directors and Governance. All candidates for election are currently serving as directors of the Company and have been determined by the board to be independent directors. Messrs. Lund and Ringler were elected by the board to fill vacant positions during 2003. The Committee on Directors and Governance was assisted by an international executive search firm, Korn/Ferry International, in identifying and contacting Mr. Lund, while Mr. Ringler was identified and contacted by an independent director.

Communications with Directors

Stockholders wishing to communicate directly with NCR’s Board of Directors, any individual director, the Audit Committee Chair as the presiding director at executive sessions of the board in 2004, or NCR’s non-management or independent directors as a group are welcome to do so by writing NCR’s Corporate Secretary at 1700 South Patterson Blvd., Dayton, Ohio 45479. The Corporate Secretary will forward any communications as directed. Any matters reported by stockholders relating to NCR’s accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee as appropriate. Anonymous and/or confidential communications with the Board of Directors may also be made. For more information on how to contact NCR’s board, please see the Company’s Corporate Governance website at http://www.ncr.com/corpgovernance/corpgov_contact.htm.

In addition, NCR’s directors have a practice of attending the Company’s annual meeting of stockholders each year. All of the directors attended the Company’s 2003 Annual Meeting of Stockholders, except for Messrs. Robbins (who was not standing for re-election at that meeting), Holmes and Long.

Section 16(a) Beneficial Ownership Reporting Compliance

During 2003, all executive officers and directors of the Company timely filed the reports required under Section 16(a) of the Securities Exchange Act of 1934, except that the Company filed a late report on behalf of each of Messrs. Boykin and Prahalad for the award of a deferred stock quarterly retainer in lieu of cash as part of their annual retainers described above under the caption “Compensation of Directors,” and a late report on behalf of Mr. Mark Quinlan for restricted stock that vested during the year.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors, which consists entirely of independent outside directors (the “Committee”), reviews and approves the Company’s total compensation philosophy and programs covering executive officers and key management employees. The Committee reviews the performance levels of executive officers and determines the annual base salaries and both cash and equity incentive awards to be paid.

Compensation Philosophy

The Company’s executive compensation program is designed to attract, motivate and retain the talented executive leadership necessary for NCR’s long-term success. The program is intended to reward achievement of financial and strategic Company results as well as recognize individual contributions.

A substantial portion of each executive’s total compensation is intended to be variable and delivered on a pay-for-performance basis.

The compensation program is designed to support the Company’s current priorities of repositioning the business and executing a business strategy that emphasizes both growth and cost containment. In addition, the compensation program recognizes that NCR is a single company made up of multiple business units with differing market dynamics.

How Executive Pay is Determined

To achieve our goal of attracting, motivating and retaining top executive talent, the Committee, with the assistance of outside consultants, analyzes market data and reviews such factors as market trends when determining compensation levels.

As part of its new listing standards, in 2003 the New York Stock Exchange required that compensation committees of listed companies have the ability to engage their own consultants. Accordingly, the charter of NCR’s Compensation Committee was amended to give the Committee the sole authority to retain consultants to assist in evaluating the Company’s executive compensation. To carry out this mandate and to reinforce its independence, during 2003, the Committee decided to discontinue the engagement of the outside consultant previously retained by management. The Committee Chair directed a thorough selection process of evaluating and interviewing consultants. The Committee ultimately engaged Watson Wyatt & Company, a nationally recognized compensation consulting firm. Under Watson Wyatt’s guidance, the Committee then undertook a complete review of the Company’s executive compensation program, including an analysis of the competitiveness of the program.

The Committee determined that data drawn from multiple nationally recognized, broad-based surveys provides the most appropriate methodology for comparing the Company’s compensation program to market levels, rather than using a peer group. In the past, including 2003, a peer group of similar companies was used to establish total compensation levels, including some companies included in the

S&P Technology Sector Index found under the caption “Stock Performance Graph” above. While the peer group used in the past provided a reasonable indication of market levels of compensation, the Committee feels that for the future, broad-based survey data will provide the primary basis for determining market pay levels appropriate for the Company.

Total compensation for executives is targeted to approximate the median of the applicable market data. In setting compensation, the Committee also considers an executive’s performance, experience in the job, expertise and internal positioning.

Due to the performance-oriented nature of the Company’s incentive programs, total compensation may exceed target levels when the Company’s performance goals are exceeded. Likewise, total compensation may, and has, lagged the market when performance goals are not achieved.

The key components of the compensation program for executive officers are base salary, annual incentive compensation and long-term incentives, each of which is described below.

Base Salary

Base salaries for executive officers are determined by the Committee annually, based on (1) a review of market data, (2) each executive’s performance for the prior year, (3) each executive’s experience, expertise, and internal positioning, and (4) the level of annual increase for the Company’s employees generally.

For 2003, due to challenging business conditions and the generally low level of inflation globally, the Company’s annual salary increase for all employees was minimal. Accordingly, the base salaries of all executive officers except one were determined to be consistent with those of similar executives at peer companies and therefore no increase was warranted. One executive with base pay somewhat below market received a 4% increase, to recognize superior performance. One executive with base pay somewhat below market did not receive an increase due to missing business unit performance objectives for the prior year.

Annual Incentive Compensation

Executive officers participate in the NCR Management Incentive Plan for Executive Officers (“MIP”) and are eligible to receive annual cash incentive awards based upon performance against objectives established by the Committee. Each executive other than the Chief Executive Officer is eligible to receive a target award of 60% of base pay if financial objectives are met. At specified threshold levels of performance the plan pays a portion of the target amount, and up to twice the target amount may be paid if objectives are significantly exceeded.

The MIP is intended to promote a vision of shared success by providing a straightforward, understandable framework that unifies the Company’s multiple business units around the goal of the Company’s overall success. To this end, at least 50% of target annual incentive pay for all executive officers for 2003 was based on the performance of the Company’s “non-pension operating income after capital charge.”

“Non-pension operating income” or “NPOI” is based on the Company’s operating income reported under generally accepted accounting principles less the impact of pension income or expense during the year, because the positive or negative impact of pension is recognized over a number of years, and is not directly related to an individual executive’s performance. Non-pension operating income represents the Company’s highest business imperative of growing revenue while controlling operating costs (excluding the impact of pension), and is a measure that is simple, easily understood and tracked by the Company throughout the year. As a result, the Committee believes that this performance measure will help drive behaviors that lead to the Company’s success.

For executive officers, non-pension operating income is measured “after capital charge” to motivate them to prudently manage the Company’s assets while driving to increase revenue and lower operating costs. “Capital charge” is the cost of capital used by NCR in its operations and corporate activity.

In addition to their company-wide performance measure, executive officers aligned with business units have 50% of their annual incentive tied to business unit non-pension operating income and revenue.

For 2003, the Committee set the MIP measures at levels that would pay 75% of the bonus if the

Company’s financial plan objectives were achieved, and 100% of the bonus if stretch financial objectives were achieved. Pay-outs greater than 100% would occur if the stretch financial objectives were significantly out-performed. The Company met its overall financial plan for 2003 and the business units met or exceeded most of their financial plan objectives, resulting in pay-outs of at least 75% for all executive officers. However, the Company and the business units fell slightly short of some of the stretch objectives, so the pay-outs ranged from 75% to 110%.

The Committee has the discretion to adjust the MIP awards upward or downward, but chose not to make discretionary adjustments to the 2003 awards other than a minor adjustment to Mr. Hurd’s award as described below.

Long-Term Incentives

Long-term incentives for 2003 consisted of stock option grants under the NCR Management Stock Plan (“Stock Plan”). Generally, options granted to executives vest in equal annual installments over three years and expire ten years from the date of grant. The exercise price equals the fair market value of the stock on the date of grant.

Each year the usage of long-term incentives under the Stock Plan is determined by balancing market data, the desired mix of cash and equity, and financial considerations, including the impact on stockholder dilution. Efforts to stem dilution over the last several years has led to reduced option awards that are now somewhat below market median.

On occasion, in connection with the Company’s efforts to hire, retain or promote executive officers, restricted stock is also awarded. In 2003, three executive officers received restricted stock.

The Committee is currently working with its outside consultant to replace the Company’s existing stock option program under the Stock Plan with a portfolio of equity alternatives that will (1) effectively manage the Company’s dilution and overhang and maintain reasonable run-rates, and (2) balance the cost of the plan with its effectiveness in driving results important to stockholders, while delivering awards that are perceived as valuable by employees. The Committee anticipates that the new program will be in place by 2005. In the meantime, the Committee plans to continue the current stock option program in 2004, at a reduced run-rate.

Stock Ownership Guidelines

NCR has stock ownership guidelines to increase the executive officers’ equity stake in the Company and align their interests more closely with those of the stockholders. The guidelines strongly encourage the executive officers to increase their ownership of NCR stock to a face value equal to two times salary (three times for the Chief Executive Officer).

Compensation of Chief Executive Officer

Mr. Hurd was appointed Chief Executive Officer effective March 14, 2003, upon the resignation of Mr. Nyberg from that position. Mr. Hurd had previously been the Chief Operating Officer of the Company. Because he was new to the position of Chief Executive Officer, the Committee established his initial base salary somewhat below market median, with the understanding that Mr. Hurd’s compensation would be revisited in mid-2003.

In September 2003, the Committee reviewed Mr. Hurd’s compensation and 2003 performance to date, and determined that Mr. Hurd was performing successfully as Chief Executive Officer. As a result, on the advice of its outside consultant, the Committee increased Mr. Hurd’s target annual MIP incentive percentage for 2003 from 100% to 110% of his base salary, retroactive to his appointment as Chief Executive Officer. In accordance with the principle of pay-for-performance, the Committee felt that an increased bonus opportunity for 2003 would make up the difference to Mr. Hurd of a below-market base salary, but only if the Company performed well for the year. Like other employees, Mr. Hurd’s bonus pay-out could range from 0% to 200% of target, depending on the Company’s financial performance.

For 2003, Mr. Hurd delivered four consecutive quarters of improved operating performance as measured by improved NPOI, non-pension operating income. Accordingly, he earned an annual bonus equal to 96% of his 110% target. In February 2004, the Committee exercised its discretion to adjust Mr. Hurd’s bonus to pay him 96% of his 110% target as if he had received his base pay as President and Chief Executive Officer for the entire year. Even with these adjustments, Mr. Hurd’s total compensation for the year was somewhat below market median levels. For 2004, his total compensation opportunity was raised to market median levels.

Policy on Qualifying Compensation for Deductibility

The Company’s policy with respect to the deductibility limit of Section 162(m) of the Internal Revenue Code generally is to preserve the federal income tax deductibility of compensation paid when it is appropriate and is in the best interests of the Company and its stockholders. However, the Company reserves the right to authorize the payment of nondeductible compensation if it deems that is appropriate.

We have structured our executive compensation program so that most of the amounts paid will be fully deductible. However, some of the compensation that we are able to pay under this program cannot be deducted. The Committee intends to carefully consider the 162(m) implications when designing the new long-term incentive program.

Dated:    February 13, 2004

Linda Fayne Levinson, Chair

Mark P. Frissora

James M. Ringler

EXECUTIVE COMPENSATION

The following tables present certain compensation information for our current and former Chief Executive Officers and our four other most-highly compensated executive officers who held these positions as of December 31, 2003, each of whom is sometimes also referred to as a “Named Executive.”

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation			Long-Term Compensation					All Other Compen- sation $(10)

		Salary $	Bonus $(6)	Other Annual Compen- sation $(7)	Awards				Payouts

					Restricted Stock Awards $(8)		Securities Underlying Options/ SARs #(9)		LTIP Payouts $

Lars Nyberg Chairman of the Board(1)	2003 2002 2001	249,231 1,080,000 1,073,846	215,654 0 280,000	0 0 3,000	0 0 0		75,000 210,000 240,000	(9a) (9d) (9f)	— — —	7,500 77,398 110,743

Mark Hurd President and Chief Executive Officer(2)	2003	727,308	792,000	0	0		55,000 50,000	(9a) (9b)	—	7,500
	2002	543,270	350,000	0	1,401,000	(8a)	75,000 50,000	(9d) (9e)	—	7,500
	2001	489,649	100,000	6,335	0		75,000	(9f)	—	6,375

Gerald Gagliardi Senior Vice President, Worldwide Customer Services Division(3)	2003 2002 2001	430,000 430,000 383,693	267,670 181,850 218,250	0 0 0	0 0 963,700	(8b)	32,000 40,000 100,000	(9a) (9d) (9g)	— — —	0 0 0

Jonathan Hoak Senior Vice President, General Counsel and Secretary	2003 2002 2001	357,210 357,210 354,593	206,040 0 69,177	0 0 4,599	0 0 0		15,000 22,000 25,000	(9a) (9d) (9f)	— — —	7,500 6,946 6,314

Michael Koehler Senior Vice President, Teradata Division(4)	2003	336,608	156,110	0	284,700	(8c)	17,000 15,000	(9a) (9c)	—	7,500
	2002	278,250	189,488	0	0		9,000	(9d)	—	5,973
	2001	276,211	41,737	4,680	0		12,000	(9f)	—	6,375

Keith Taylor Senior Vice President, Financial Solutions Division(5)	2003 2002 2001	325,000 325,000 306,923	214,030 65,263 139,731	0 0 1,889	0 0 0		32,000 40,000 30,000	(9a) (9d) (9f)	— — —	6,965 7,600 5,938

(1)	Mr. Nyberg was succeeded by Mr. Hurd as President and Chief Executive Officer on March 14, 2003, a position he had held since 1995. Mr. Nyberg remains Chairman of the Board.
(2)	Mr. Hurd was promoted to his current position, President and Chief Executive Officer of NCR, on March 14, 2003. From September 2002 until that time, he was President and Chief Operating Officer of NCR. From July 2001 until September 2002, he was President, NCR, and Chief Operating Officer of the Teradata Division. From July 2000 until July 2001, he was Executive Vice President, NCR, in addition to being Chief Operating Officer of the Teradata Division.
(3)	Mr. Gagliardi joined NCR as Senior Vice President, Worldwide Customer Services Division, on February 1, 2001.
(4)	Mr. Koehler was promoted to his current position, Senior Vice President, Teradata Division, on March 14, 2003. From October 1999 until that time, he was Vice President, Teradata Global Field Operations.

(5)	Mr. Taylor was promoted to his current position, Senior Vice President, Financial Solutions Division, in May 2001. From August 1999 until that time, he was Vice President, Systemedia Group, at NCR.
(6)	The amounts shown for 2002 in this column include a special bonus of $75,000 to Mr. Gagliardi as the second installment of his sign-on bonus under the terms of an offer letter from NCR, dated January 15, 2001. Amounts shown in 2001 include a special sign-on bonus of $100,000 to Mr. Gagliardi under the terms of his January 15, 2001 offer letter, the terms of which are described more fully below under the caption “Employment Agreements and Change in Control Arrangements.”
(7)	Amounts shown include tax payment reimbursements and the value of certain personal benefits and perquisites. In accordance with SEC rules, perquisites and personal benefits have been omitted when such compensation does not exceed the lesser of $50,000 or 10% of the Named Executive’s salary and bonus for that year.
(8)	Amounts shown represent the dollar value of any restricted stock awards on the date originally granted. Certain restricted stock awards were granted in each of 2003, 2002 and 2001 under the NCR Management Stock Plan. These awards are described in further detail in notes 8(a) through 8(c) below. On December 31, 2003, the aggregate value of the unvested restricted stock awards granted to each of the Named Executives (including any NCR replacement awards for AT&T Corp. stock awards that were converted at the spinoff of NCR from AT&T at the end of 1996) was as follows: Mr. Hurd, 37,582 shares ($1,458,182); Mr. Gagliardi, 10,000 shares ($388,000); Mr. Hoak, 2,723 shares ($105,652); and Mr. Koehler, 16,607 shares ($644,352). Mr. Taylor had no restricted shares of NCR stock as of December 31, 2003. These amounts are based on a stock price of $38.80 per share as of December 31, 2003.
(a)	In September 2002, Mr. Hurd received a special award of 50,000 restricted shares of NCR stock in connection with his appointment as the Company’s President and Chief Operating Officer. A third of this award, which included non-competition and non-solicitation restrictions, vested on September 9, 2003. In general, the remainder of this award will vest annually in two equal installments on September 9, 2004 and 2005, provided Mr. Hurd is still employed by NCR on such dates. Dividends, if any, on such shares are reinvested in additional shares of restricted stock.
(b)	In February 2001, NCR granted Mr. Gagliardi a special award of 20,000 restricted shares of NCR stock under the terms of his January 15, 2001 offer letter. Half of this award vested in two equal installments on February 1, 2002 and 2003, respectively. In general, the remainder of this award will vest in two equal annual installments on February 1, 2004 and 2005, provided Mr. Gagliardi is still employed by NCR on such dates. Dividends, if any, on such shares are reinvested in additional shares of restricted stock.
(c)	In March 2003, NCR granted Mr. Koehler a special award of 15,000 restricted shares of NCR stock in connection with his promotion to Senior Vice President, Teradata Division. This award, which includes certain non-competition provisions, will vest in one-third increments on March 4, 2004, 2005 and 2006, provided Mr. Koehler is still employed by NCR at such times.
(9)	Amounts shown represent the aggregate number of shares of NCR common stock underlying the options on the dates originally granted.
(a)	On February 3 and August 4, 2003, NCR’s Compensation Committee granted these Named Executives management stock options under the NCR Management Stock Plan.
(b)	On March 14, 2003, the Compensation Committee granted Mr. Hurd special options for 50,000 shares of NCR common stock in connection with his appointment as Chief Executive Officer of NCR. This award, which includes certain non-competition provisions, will vest in one-third increments on March 14, 2004, 2005 and 2006, provided Mr. Hurd is still employed by NCR at such times.
(c)	On March 4, 2003, the Compensation Committee granted Mr. Koehler special options for 15,000 shares of NCR common stock in connection with his promotion to Senior Vice President, Teradata Division. This award, which includes certain non-competition provisions, will vest in one-third increments on March 4, 2004, 2005 and 2006, provided Mr. Koehler is still employed by NCR at such times.
(d)	On January 24 and July 29, 2002, NCR’s Compensation Committee granted these Named Executives management stock options under the NCR Management Stock Plan.

(e)	On September 9, 2002, Mr. Hurd received a special, one-time grant of options under the NCR Management Stock Plan in connection with his appointment as President and Chief Operating Officer of NCR. A third of this award vested on September 9, 2003, and, in general, the remainder vests annually in two equal installments on September 9, 2004 and 2005, provided Mr. Hurd is still employed by NCR at such times, and includes certain non-competition restrictions.
(f)	On January 26, 2001, the Compensation Committee granted these Named Executives management stock options under the NCR Management Stock Plan.
(g)	On February 1, 2001, in lieu of lost compensation and equity opportunities at his former employer, the Compensation Committee granted Mr. Gagliardi special options for 100,000 shares of NCR common stock pursuant to the terms of the January 15, 2001 offer letter he received from NCR.
(10)	The Company provides its executive officers with certain group life, health, medical, and other non-cash benefits generally available to all salaried employees and not included in this column in accordance with the SEC’s rules. The amounts shown in this column for the last fiscal year include matching contributions by the Company to the NCR Savings Plan for participating Named Executives, including in 2003 contributions of $7,500 for each of Messrs. Nyberg, Hurd, Hoak and Koehler and $6,965 for Mr. Taylor.

Option Grants in 2003

Individual Grants

Name	Number of Shares Underlying Options Granted (#)		Percent of Total Options Granted to Employees		Exercise Price ($/Share)	Expiration Date	Grant Date Present Value ($)(3)

Lars Nyberg	75,000	(1a)	4.26%		19.35	02/02/13		$626,250

Mark Hurd	27,500 27,500 50,000	(1a) (1b) (2a)	1.56 1.56 2.84	% % %	19.35 27.34 18.26	02/02/13 08/03/13 03/13/13	$ $ $	229,625 325,600 389,500

Gerald Gagliardi	16,000 16,000	(1a) (1b)	.91 .91	% %	19.35 27.34	02/02/13 08/03/13	$ $	133,600 189,440

Jonathan Hoak	7,500 7,500	(1a) (1b)	.43 .43	% %	19.35 27.34	02/02/13 08/03/13	$ $	62,625 88,800

Michael Koehler	8,500 8,500 15,000	(1a) (1b) (2b)	.48 .48 .85	% % %	19.35 27.34 19.13	02/02/13 08/03/13 03/03/13	$ $ $	70,975 100,640 122,100

Keith Taylor	16,000 16,000	(1a) (1b)	.91 .91	% %	19.35 27.34	02/02/13 08/03/13	$ $	133,600 189,440

(1)	These are management options for NCR common stock under the NCR Management Stock Plan, including (a) options granted on February 3, 2003, and (b) options granted on August 4, 2003. They become exercisable in 33 1/3% increments over three years, provided the officer is still employed by NCR, with certain exceptions in the case of death, disability, or retirement, except that the grant to Mr. Nyberg was amended to provide for immediate vesting as of March 14, 2003.
(2)	These are special options for NCR common stock under the NCR Management Stock Plan, including (a) options granted on March 14, 2003, and (b) options granted on March 4, 2003. They become exercisable in 33 1/3% increments over three years, provided the officer is still employed by NCR, with certain exceptions in the case of death, disability, or retirement.
(3)	In accordance with SEC rules, we chose the Black-Scholes option pricing model to estimate the present value of the options on the grant date. NCR’s use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including Black-Scholes, require certain assumptions to be made. The following assumptions were made for purposes of calculating the present values of the options listed in footnote 1(a) and 1(b) above: each at volatility of 45%, dividend yield of 0%, an expected term of 5 years, and an interest rate of 3.0% and 3.1%, respectively. The following assumptions were made for purposes of calculating the present values of the options listed in footnote 2(a) and 2(b) above: each at volatility of 45%, dividend yield of 0%, an expected term of 5 years, and an interest rate of 2.7% and 2.6%, respectively. The real value of the options in this table depends upon the actual performance of the NCR stock underlying the options during the applicable period.

Aggregated Option Exercises in 2003 and Year-End Values

Name(1)	Shares Acquired On Exercise (#)	Value Realized ($)	Unexercised Options at Year End (#)		Value of In-the-Money Options at Year End ($)

			Exercisable/ Unexercisable (3)		Exercisable/ Unexercisable (4)

Lars Nyberg(2)	75,000	1,267,678	—		—

Mark Hurd	—	—	352,311 213,334	/	584,311 2,585,491	/

Gerald Gagliardi	—	—	79,998 92,002	/	89,024 672,636	/

Jonathan Hoak	6,367	13,353	160,356 38,002	/	414,810 329,771	/

Michael Koehler	—	—	84,813 42,000	/	233,893 597,850	/

Keith Taylor	—	—	106,240 68,668	/	157,257 672,636	/

(1)	None of the individuals in this table has stock appreciation rights.
(2)	Mr. Nyberg did not have any outstanding options at year end, because his exercisable options had either expired or been exercised by that time.
(3)	This column includes both options granted before and after the spinoff from AT&T. Options granted before the spinoff were granted with respect to AT&T common stock. To the extent these options were outstanding on December 31, 1996, they were replaced on January 2, 1997, with options for shares of NCR common stock based on a conversion formula to preserve the economic value of the options at the time of the spinoff.
(4)	The value of in-the-money options is calculated as the difference between the closing market price of NCR common stock underlying the NCR stock options as of December 31, 2003 ($38.80) and the exercise price of the option.

Pension Plans

The Company maintains a number of pension plans as part of the compensation and benefits it provides to its employees and executive officers. The plans covering NCR’s Named Executives are summarized below. As of his resignation as Chief Executive Officer in March 2003, Mr. Nyberg no longer accrued any additional benefits under the Company’s pension plans.

If Messrs. Hurd, Gagliardi, Hoak, Koehler, and Taylor continue in their current positions and retire at age 62, the estimated annual pensions payable to each of them from NCR’s pension plans described below would be $946,293, $255,174, $235,684, $396,079, and $215,044, respectively. These amounts are based on several assumptions, including that the executives continue in their current positions for 15, 5, 7, 11, and 8 years, respectively, and receive incentive payouts at target amounts and annual merit increases in each of these years. If, however, Messrs. Hurd, Gagliardi, Hoak, Koehler, and Taylor had left the Company as of December 31, 2003, the annual pensions payable to each of them from NCR’s pension plans at age 62 would have been $133,051, $0 (because he is not yet vested under the plans), $102,185, $84,826, and $34,576, respectively. Upon Mr. Nyberg’s resignation from the Company, under the NCR Pension Plan, the NCR Nonqualified Excess Plan and the Officer Plan (as defined and described below), he is entitled to receive an estimated annual pension payment of $293,182 when he reaches age 62. This amount could be reduced to $170,046 if he elects to begin receiving such benefits at age 55. All of the above amounts are straight-life annuity amounts although other optional forms of payment, some with reduced pensions, are available. Certain of NCR’s nonqualified executive pension plan benefits are supported by a benefits trust, the assets of which are subject to the claims of NCR’s creditors. In addition, except for the Officer Plan (as defined below), benefits under NCR’s pension plans are not subject to reductions for Social Security benefits or other offset amounts.

The NCR Pension Plan:

The Company has a non-contributory, qualified pension plan called the NCR Pension Plan which covers all employees based in the United States. Each of the Named Executives is covered under this plan. The NCR Pension Plan pays a monthly pension benefit and a PensionPlus benefit. These benefits vest after five years of service or reaching age 65. The monthly pension benefit begins at age 62, or may be started between age 55 and 62 in a reduced amount. The PensionPlus benefit may be taken as a lump sum after termination of employment, or may be used to increase the monthly pension benefit.

The monthly pension benefit is computed by multiplying the following three items: (1) the participant’s years of service with the Company, (2) a factor between 1.4% and 1.7%, depending on the participant’s total years of service, and (3) the participant’s modified average pay. Modified average pay is the average annual base pay and bonus received during a participant’s career, with an adjustment to update pay for earlier years when earnings typically were less.

The PensionPlus benefit is computed as an account balance, although the account is for bookkeeping purposes only. The plan credits a participant’s account with 1 1/2% of base pay and bonus, as well as interest credits on the account balance.

Employees hired on or after June 1, 2002, are not eligible for the monthly pension benefit but receive credits to their PensionPlus accounts of 3% of base pay and bonus.

The NCR Nonqualified Excess Plan:

Federal laws limit the amount of pay that may be considered under the NCR Pension Plan. The Company makes up the difference for senior managers with the NCR Nonqualified Excess Plan. The excess plan pays the additional pension benefits that would be paid under the NCR Pension Plan if the federal pay limits were not in effect. Each of the Named Executives is covered by the excess plan.

NCR Mid-Career Hire Supplemental Pension Plan:

NCR also maintains the NCR Mid-Career Hire Supplemental Pension Plan. This plan covers employees, including Mr. Gagliardi, who are hired by NCR for the first time at age 35 or over at specified management levels, and who terminate with at least five years of service at specified levels. The benefit is 1% of annual pay for each year worked for NCR, up to a maximum equal to the number of years between age 30 and the age on the date of hire with NCR. As of June 1, 2002, no new participants will be added to this plan.

Supplemental Retirement Plan:

The Company also has a supplemental retirement plan for senior managers, the Retirement Plan for Officers of NCR (the “Officer Plan”). This plan covers senior managers appointed to specified executive levels after November 30, 1988. Each of the Named Executives is covered under this plan. Effective June 1, 2002, no new participants will be added to the Officer Plan.

The Officer Plan pays monthly benefits of 2.5% of career average monthly pay for service after becoming a plan participant. The pension begins at age 62, or may be started between age 55 and 62 in a reduced amount. The benefit is offset by the participant’s retirement or disability benefits paid under other NCR plans except for the NCR Mid-Career Hire Supplemental Pension Plan. No benefit is payable if a participant terminates employment during the first year covered by the plan. No benefit is payable if a participant terminates employment before age 55, other than by death, with less than 5 years of service with NCR. However, a participant will be entitled to plan benefits if employment is terminated after a change in control, as described in the NCR change in control severance plans (see the description of those plans under “Employment Agreements and Change in Control Arrangements”). The Officer Plan also pays death benefits.

The Company has adopted the NCR Officer Plan for individuals newly hired or promoted into senior manager positions after June 1, 2002. The new plan has identical provisions to the Officer Plan, except that the monthly benefits equal 1.75% of career average monthly pay.

NCR Supplemental Plan for AT&T Transfers:

NCR maintains the NCR Supplemental Plan for AT&T Transfers, a supplemental retirement plan for senior managers, including Mr. Hoak, who transferred to NCR from AT&T Corp. during the years that NCR was a wholly-owned subsidiary of AT&T. No new participants have been added to the plan since NCR spun-off from AT&T on December 31, 1996. Participants receive a benefit from the plan if they terminate from NCR at or after age 55 with at least 5 years of service. The plan pays a pension equal to the difference, if any, between the retirement benefits provided by NCR and the retirement benefits that would have been provided by AT&T if the participant had continued to work for AT&T for the duration of the participant’s service with NCR. If Mr. Hoak continues in his current position and retires at age 62, his NCR retirement benefits will exceed the benefits he would have received from AT&T, so no benefit will be payable to him from this plan.

Employment Agreements and Change in Control Arrangements

Arrangement with Mr. Hurd:

In connection with his appointment as President and Chief Executive Officer of NCR as of March 14, 2003, Mr. Hurd received a letter from the Compensation Committee of the Board of Directors, dated March 6, 2003. This appointment letter specified his base salary and bonus opportunity under the NCR Management Incentive Plan, and his eligibility for annual option grants, employee benefit plans and retirement plans as routinely provided to officers at his level. In addition, under the March 6, 2003 letter, Mr. Hurd received a special grant of stock options for 50,000 shares of NCR common stock which will vest in three equal annual installments, beginning on March 14, 2004, provided Mr. Hurd is still employed by NCR at such times. The option award also includes certain non-competition restrictions.

Under the March 6, 2003 appointment letter, if Mr. Hurd’s employment is terminated involuntarily other than for good reason or Cause (as such term is defined in the NCR Change in Control Severance Plan for Executive Officers described below), he will receive cash payments totaling one times his annual base salary over a period not to exceed one year.

Arrangement with Mr. Gagliardi:

Mr. Gagliardi received an offer letter from NCR when he joined the Company in 2001. The offer letter, dated January 15, 2001, specified his starting base salary and bonus opportunity under the NCR Management Incentive Plan, and his eligibility for annual option grants, employee benefit plans and retirement plans as routinely provided to officers at his level. In addition, under the letter, he received special relocation benefit payments in 2001 and 2002.

Pursuant to the letter, Mr. Gagliardi also received a $175,000 sign-on bonus. In addition, under the January 15, 2001 letter, Mr. Gagliardi received initial awards of stock options and restricted stock that in part compensated him for lost opportunity for compensation and equity incentives with his former employer. He received an initial one-time grant of options for 100,000 shares of NCR common stock, which included his 2001 grant of management stock options under the NCR Management Stock Plan. Mr. Gagliardi also received a special grant of 20,000 restricted shares of NCR common stock. The option and restricted stock awards vest in three and four equal annual installments, respectively, beginning on his first anniversary with the Company, provided Mr. Gagliardi is still employed by NCR at such times, and include non-competition restrictions.

If Mr. Gagliardi’s employment is terminated involuntarily other than for Cause or Good Reason (as such terms are defined in the NCR Change in Control Severance Plan for Executive Officers described below), he will receive a cash payment equal to his annual base salary and immediate vesting of the remainder of the restricted stock award provided for in the January 15, 2001 letter.

Arrangement with Mr. Nyberg:

When Mr. Nyberg resigned as Chief Executive Officer, he received a letter from NCR, dated March 13, 2003, that recognized his eight years as Chief Executive Officer and his significant contributions to NCR by vesting 3,921 restricted shares of NCR common stock that otherwise would have been forfeited upon his end of employment with the Company. The letter also vested 75,000 stock options that were granted on February 3, 2003, and extended the exercise period for these options through the end of their term. All other unvested options held by Mr. Nyberg on March 13, 2003, were forfeited and any options that had vested as of that date expired fifty-nine days thereafter. By accepting the terms of this letter, Mr. Nyberg agreed to certain non-solicitation and non-competition provisions for a period of eighteen months, and agreed that the restricted stock and options that were vested by the letter would be forfeited, including any gain realized from them, if he violated the provisions.

Change in Control Arrangements:

NCR has a Change in Control Severance Plan for Executive Officers. This plan, which terminates December 31, 2005, provides that executives officers may receive severance benefits if their employment with NCR is terminated as a result of involuntary termination without cause, or voluntary termination for good reason during the three years following certain events (such as an acquisition, merger or liquidation of the Company). These events are called “triggering events.” An executive officer may also receive these benefits upon voluntary termination for any reason during the thirteenth month following the month in which the triggering event occurs. The severance benefits include (a) severance pay equal to base pay for three years, (b) payment of the target bonus under the NCR Management Incentive Plan for those three years, (c) reimbursement for any excise tax liability for the severance benefits under Internal Revenue Code Section 4999, (d) continued medical insurance coverage for the officer and eligible dependents and continued life insurance coverage for the officer, (e) outplacement services, and (f) financial counseling. In addition, the officer will be fully vested in any NCR stock options or other stock awards, and any accrued benefit under the Officer Plan. The officer will no longer receive the severance pay if he or she becomes employed by NCR or an unrelated company. If the officer dies while receiving severance benefits, the benefits will continue to be paid to his or her estate.

FEES PAID TO INDEPENDENT AUDITORS

The following table presents the approximate fees for professional audit services rendered by the Company’s independent auditors, PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), for the audit of the Company’s financial statements for fiscal years 2003 and 2002, as well as the approximate worldwide fees billed for other services rendered by PricewaterhouseCoopers in such years:

Service	2003	2002(5)

Audit Fees(1)	$3,949,400	$2,627,600
Audit-Related Fees(2)	$333,200	$736,400

Subtotal	$4,282,600	$3,364,000

Tax Fees(3)	$3,849,900	$3,412,000
All Other Non-Audit Fees(4)	$162,100	$121,000

Subtotal	$4,012,000	$3,533,000

Total Fees	$8,294,600	$6,897,000

(1)	Includes fees required for the review and examination of NCR’s consolidated financial statements, quarterly reviews of interim financial statements, and consultations by management as to the accounting or disclosure treatment of transactions or events and the actual or potential impact of final or proposed rules, standards or interpretations by regulatory and standard setting bodies. Also includes attestation services and review services associated with the Company’s filings with the SEC.
(2)	Includes fees related to financial audits of employee benefit plans, services related to Sarbanes-Oxley Section 404 compliance planning, and services relating to the filing of securities reports for one of the Company’s international subsidiaries. In 2002, also includes due diligence support services in connection with some of the Company’s acquisition and divestiture activities and information technology security architecture review.
(3)	Generally includes tax compliance, tax advice, tax planning and expatriate services. In 2003, fees for tax services include (a) $462,000 for tax compliance including the preparation, review and filing of tax returns, (b) $407,000 for tax planning such as tax advice, transfer pricing assistance and consultation, tax technology advice, tax project implementation (other than for matters relating to the implementation of a financial system or assumption of a management function), economic tax analysis, and monitoring and analysis of legislative and regulatory developments relating to tax matters, (c) $162,000 for transaction tax advice and support relating to assistance with non-income tax matters such as sales, use, and other taxes, (d) $1.42 million for Internal Revenue Service consultation and tax audit assistance, (e) $93,000 for local country statutory financial statement services incidental to the preparation of local country tax returns, among other things, and a foreign tax consultation, and (f) $1.3 million for expatriate services including tax return preparation, tax equalization calculations, tax consultancy, and related international assignment administration services. In 2002, fees for tax services generally include $1.84 million for tax compliance, advice and planning services and $1.57 million for expatriate services as described above.
(4)	Includes fees for all other permissible work performed by PricewaterhouseCoopers that does not meet the above category descriptions. In 2003, approximately 45% of this work related to planning, advisory and tax services in connection with the liquidation of previously-acquired corporate entities after their operational integration into the Company, and approximately 40% was incurred in connection with the preparation of a SAS 70 report for the Company’s ATM channel management business. In 2002, fees for all other services predominantly included engagements for which the related fees were less than $10,000 each, as well as permissible reviews of international reorganization activities.
(5)	Totals for fiscal year 2002 have been recalculated to conform to this new form of presentation in compliance with the SEC’s new disclosure requirements and include an additional $225,000 of previously unreported out-of-pocket expenses associated with audit services.

The Audit Committee has adopted policies and procedures regarding its pre-approval of the audit, audit-related, tax and all other non-audit services to be provided by the Company’s independent auditors or its affiliates to NCR or its consolidated subsidiaries (the “Pre-Approval Policy”). This policy is designed to assure that the provision of such services does not impair the independence of the Company’s independent auditors. Under the Pre-Approval Policy, at the beginning of each fiscal year, the Audit Committee will review the services proposed by management and the Company’s independent auditors to be provided during that year. The committee will then provide its pre-approval based on the limitations set forth in the Pre-Approval Policy. Under the Pre-Approval Policy adopted by the Audit Committee in January 2004 for the year ending December 31, 2004, these limitations include the following:

•	In no case should NCR or its consolidated subsidiaries retain the Company’s inde- pendent auditors or its affiliates to provide management consulting services or any non-audit services that are not permitted under applicable laws and regulations, including, without limitation, the Sarbanes-Oxley Act of 2002 and the SEC’s related rules and regulations.

•

Unless a type of service to be provided by the independent auditors has received general pre-approval, it will require specific pre-approval by the Committee. Any other non-audit services and tax consulting services will require specific pre-approvals by the Committee and a determination that such services would not impair the independence of the Company’s independent auditors. Specific pre-approvals by the Committee will also be required for any material changes or additions to the pre-approved services.

•	The committee recommends that the ratio of total tax and all other non-audit services to total audit and audit-related services procured by the Company in a fiscal year be less than 1 to 1.

•	The committee will not permit the exclusive retention of NCR’s independent auditors in connection with a transaction initially recommended by the independent auditors, the purpose of which may be tax avoidance and the tax treatment of which is not supported in applicable tax law.

•	Pre-approval fee levels for all services to be provided by the independent auditors will be established annually by the Audit Committee, and updated on a quarterly basis by the committee at its regularly scheduled meetings. Any proposed services significantly exceeding these levels will require separate pre-approval by the committee.

•	The Corporate Controller will report to the committee on a quarterly basis regarding the status of all pre-approved audit, audit-related, tax and all other non-audit services provided by the Company’s independent auditors or its affiliates to NCR or its consolidated subsidiaries.

•	Back-up documentation will be provided to the Audit Committee by management and/or the independent auditors when requesting pre-approval of services by the Company’s independent auditors. At the request of the committee, additional detailed documenta-tion regarding the specific services will be provided.

•	Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the committee by the Chief Financial Officer, with the support of the independent auditors, and must include a joint statement as to whether, in the view of management and the independent auditors, the request or application is consistent with the SEC’s rules on auditor independence.

Under the Pre-Approval Policy, the Audit Committee has designated its Chair with limited authority to grant pre-approvals for audit, audit-related, tax and other non-audit services in the event that immediate approval of a service is needed. The Chair shall report any pre-approval decisions to the committee at its next scheduled meeting for its review and approval. The committee has not delegated to management its responsibilities to pre-approve services performed by the independent auditors.

The audit, non-audit, tax and all other non-audit services provided by PricewaterhouseCooopers to the Company, and the fees charged for such services, are actively monitored by the Audit Committee as set forth in the Pre-Approval Policy on a quarterly basis to maintain the appropriate level of objectivity and independence in the firm’s audit work for NCR. Part of the committee’s ongoing monitoring includes a review of any de minimus exceptions as provided in the applicable SEC rules for non-audit services that were not pre-approved by the committee. Of those total amounts reported above, approximately 55% of all other non-audit services, constituting an aggregate of 1% of the total amount of fees paid by the Company to PricewaterhouseCoopers during 2003, were approved by the committee after their commencement. However, all of such services were provided in connection with engagements existing prior to May 6, 2003, when the SEC’s new pre-approval regulations went into effect. Additionally, these services were promptly brought to the attention of the committee and approved prior to the completion of the audit by the committee. There were no de minimus exceptions to the committee’s Pre-Approval Policy for engagements commencing after May 6, 2003.

BOARD AUDIT COMMITTEE REPORT

The Audit Committee consists of three directors, each of whom is independent as determined by the Board of Directors under the standards set forth in the board’s Corporate Governance Guidelines, which are based on the requirements of the listing standards of the New York Stock Exchange (“NYSE”) and the applicable rules of the U.S. Securities and Exchange Commission (“SEC”). In accordance with NYSE and SEC rules, all members are “financially literate.” In addition, two of its members are “audit committee financial experts” as defined under applicable SEC rules. A brief description of the responsibilities of the Audit Committee is set forth above under the caption “Committees of the Board.” The Audit Committee acts under a charter adopted by the Board of Directors, which is periodically reviewed and revised as appropriate. The Audit Committee charter was revised and approved by the Board of Directors in January 2004 and a copy is included as Appendix A to this proxy statement.

In general, NCR’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. PricewaterhouseCoopers, NCR’s independent auditors, are responsible for performing an independent audit of the Company’s consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

In the course of fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with NCR management the Company’s audited financial statements for fiscal year 2003, as well as its quarterly public earnings releases and its quarterly reports on Form 10-Q, and, together with the board, has reviewed and discussed the Company’s annual report on Form 10-K and proxy statement. In addition, the Audit Committee met with management periodically during the year to consider the adequacy of the Company’s internal controls and the clarity and completeness of its financial disclosures. The Audit Committee also discussed with NCR’s senior management and independent auditors the process used for certifications by the Company’s chief executive and chief financial officers for certain of the Company’s filings with the SEC. Further, the Audit Committee discussed with PricewaterhouseCoopers, the Company’s independent auditors, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards). The Audit Committee also has received the written disclosures and the letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with PricewaterhouseCoopers its independence. In connection with its discussions concerning the independence of its independent auditors, the Audit Committee adopted policies regarding the hiring of employees from its independent auditors and requiring that the Audit Committee pre-approve all audit, audit-related, tax and other non-audit services provided by the Company’s independent auditors or its affiliates to NCR or its consolidated subsidiaries. The committee also established procedures for processing and addressing complaints regarding accounting, internal controls, or auditing matters, and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters. Finally, the Audit Committee has reviewed NCR’s critical accounting policies and approved them.

The Audit Committee met in executive session at its regular meetings periodically throughout the year with both PricewaterhouseCoopers and the internal auditors. It also met privately on occasion with the Chief Financial Officer and Corporate Controller of the Company, each of whom has unrestricted access to the Committee.

Based on the reviews and the discussions referred to above, the Audit Committee recommended to the board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the SEC.

Dated:    January 27, 2004

The Audit Committee:

Edward P. Boykin, Chair

Victor L. Lund

C.K. Prahalad

DIRECTORS’ PROPOSAL TO APPROVE THE APPOINTMENT OF

INDEPENDENT AUDITORS FOR 2004

(Item 2 on Proxy Card)

The board’s Audit Committee, which is composed entirely of independent directors, appointed PricewaterhouseCoopers LLP as independent auditors for 2004 to audit NCR’s consolidated financial statements. The board has approved this selection and, as a matter of good corporate governance, is asking you to approve this appointment.

Based on its “Pre-Approval Policy” (as defined above on page 26) and applicable SEC rules and guidance, the Audit Committee has considered whether the provision of all of the tax and other non-audit services described above under the caption “Fees Paid to Independent Auditors” was compatible with maintaining PricewaterhouseCoopers’ independence and concluded that they were.

PricewaterhouseCoopers has been the Company’s independent accounting firm for many years and is a leader in providing audit services to the high-technology industry. The board believes that PricewaterhouseCoopers is well qualified to serve as NCR’s independent auditors given its experience, global presence with offices or affiliates in or near most locations where NCR does business, and quality audit work in serving the Company. PricewaterhouseCoopers rotates its audit partners assigned to audit NCR at least once every five years and the Audit Committee has placed restrictions on the Company’s ability to hire any employees or former employees of PricewaterhouseCoopers or its affiliates.

PricewaterhouseCoopers representatives will be at the annual meeting to answer questions, and they may also make any statement they wish at the meeting.

The board recommends that you vote FOR this proposal. If the stockholders do not approve this proposal, the Audit Committee and the Board of Directors will reconsider the appointment. Proxies solicited by the Board of Directors will be voted FOR this proposal, unless you specify otherwise in your proxy.

STOCKHOLDER PROPOSAL REGARDING AUDITOR FEES

(Item 3 on Proxy Card)

We expect the following stockholder proposal to be presented at the annual meeting. Following SEC rules, we are reprinting the proposal and supporting statement as they were submitted to NCR’s Corporate Secretary. NCR takes no responsibility for them. The board recommends that you vote AGAINST this proposal for the reasons given after the proposal.

The following proposal and supporting statement were submitted by the United Association S&P 500 Index Fund (the “United Association Fund”), 1 Freedom Valley Drive, Oaks, Pennsylvania 19456. The United Association Fund has provided proof that it beneficially owns 6,073 shares of common stock of the Company.

The United Association Fund’s Proposal

Resolved, that the shareholders of NCR Corporation (“Company”) request that the Board of Directors and its Audit Committee adopt a policy stating that the public accounting firm retained by our Company to audit the Company’s financial statements will perform only “audit” and “audit-related” work for the Company and not perform services generating “tax fees” and “all other fees” as categorized under U.S. Securities and Exchange Commission (“SEC”) regulations.

Supporting Statement:    The issue of auditor independence has been a major concern for investors and the markets since the demise of Enron. In response to numerous incidences of accounting fraud that shook the foundations of the corporate financial auditing and reporting system, both Congress and the SEC have responded with important reforms. However, we believe that more needs to be done to limit the potential impairment of auditor independence.

The Sarbanes-Oxley Act (“Sarbanes-Oxley”) was a strong effort to deal with various aspects of the auditor independence issue. Sarbanes-Oxley enhanced the role of board audit committees in retaining and monitoring audit firms, while limiting the types of non-audit services that audit firms are permitted to perform for audit clients. The SEC followed-up with enhanced reporting requirements (Release No. 33-8183, May 6, 2003) that provide investors better insight into the range of services beyond audit services for which an audit firm is being utilized. The following categories of service fees must be reported: (1) Audit Fees; (2) Audit-Related Fees; (3) Tax Fees; (4) All Other Fees.

We believe important steps have been taken to protect auditor independence, but we also believe more needs to be done. The Congress and the SEC have acted. Now we think it is important that shareholders use the enhanced disclosure to protect the integrity of the financial reporting system.

Fee disclosures indicate that our Company paid the firm retained to audit the Company’s financial statements more for non-audit services than for the audit work. Specifically, our Company paid more in combined fees for “audit-related,” “tax” and “all other” work performed by the audit firm than it did for the “audit” work performed by the firm. We believe this imbalance is unhealthy and a potential threat to auditor independence at our Company. Further, when this imbalance occurs we believe it is time for the Board’s Audit Committee to adopt a policy that addresses the issue.

Our resolution presents a straightforward and effective response: The Board and the Audit Committee should adopt a policy that limits the public accounting firm retained to audit the Company’s financial statements to performing only “audit’ and “audit-related” work. We believe that limiting the audit to providing only audit and audit-related services would be another positive step in protecting auditor independence.

We urge your support for this reasonable measure to advance auditor independence.

NCR’s Response

Your directors recommend a vote AGAINST this stockholder proposal for the following reasons:

NCR’s Board of Directors believes that auditor independence is fundamental to the integrity of the Company’s financial statements and firmly supports the independence requirements of the Sarbanes-Oxley Act of 2002 and the SEC’s related rules and regulations.

As part of the Sarbanes-Oxley Act, Congress determined that independent auditors should not be permitted to provide certain non-audit services to their audit clients. After carefully considering the arguments for and against the provision of non-audit services by independent auditors, Congress rejected an absolute ban on the provision of non-audit services and instead determined that independent auditors may provide certain non-audit services, if those services receive audit committee prior approval.

When implementing the independence standards of the Sarbanes-Oxley Act, the SEC articulated three basic principles necessary to preserve an outside auditors’ independence: (1) an auditor cannot function in the role of management, (2) an auditor cannot audit his or her own work, and (3) an auditor cannot serve in an advocacy role for his or her client. Consistent with these principles, Congress and the SEC prohibited certain non-audit services representing a high degree of risk of conflicts of interest. In addition, the SEC promoted auditor independence by requiring detailed disclosure of the fees paid by a company to its independent auditors for audit services, audit-related services, tax services and other non-audit services, as well as the audit committee’s policies and procedures for pre-approval of services by the independent auditors. This detailed information is provided on page 26 of this proxy statement.

In April 2003 and January 2004, NCR’s Audit Committee adopted pre-approval policies and procedures for services to be performed by the Company’s independent auditors, PricewaterhouseCoopers, in 2003 and 2004, respectively. These policies and procedures, described above under “Fees Paid to Independent Auditors,” significantly limit the use of NCR’s outside auditors for tax or other non-audit services in several respects. For example, the Audit Committee adopted a policy of prohibiting the Company’s independent auditors from performing any management consulting services for NCR and put in place guidelines that the ratio of spending for total tax and all other non-audit services compared to spending for audit and audit-related services rendered by the independent auditors in a fiscal year should not be more than 1 to 1. NCR’s 2003 ratio of spending for tax and all other non-audit services compared to audit and audit-related services was 0.9 to 1. This ratio was less than the prior-year period, and is expected to decrease further in 2004. We also expect NCR’s absolute spending on tax and other non-audit services to decrease significantly in 2004. In addition, the Audit Committee’s pre-approval policies and procedures prohibit the exclusive retention of the independent auditors in connection with a transaction initially recommended by the outside auditors, the purpose of which is solely tax avoidance and the tax treatment of which is not supported in applicable tax law. Finally, the Audit Committee actively monitors the Company’s use of its outside auditors on a quarterly basis to ensure that the firm’s independence is preserved and that the committee’s pre-approval policies and procedures are followed.

With respect to tax services, the SEC confirmed its long-standing position that an accounting firm can provide tax services to its audit clients without impairing its independence. According to the SEC, accountants may continue to provide tax services such as tax compliance, tax planning, and tax advice to audit clients, subject to the new audit committee pre-approval requirements. In approving certain tax and other non-audit services, the Audit Committee carefully considered the nature of the services to be provided and determined that such services were not prohibited under applicable rules, would not run afoul of the three key principles of independence articulated by the SEC, and would not impair PricewaterhouseCoopers’ independence in auditing the Company’s financial statements.

The board believes that adopting the United Association Fund’s proposal would inappropriately restrain the Audit Committee’s flexibility in securing services for the Company. The board also believes that prohibiting NCR’s independent auditors from providing certain permitted non-audit services would result in inefficiencies and increased costs to NCR. There are circumstances when the Company can realize considerable cost and time savings by retaining its independent auditors for certain non-audit related matters that take advantage of the independent auditors’ considerable knowledge of NCR. In such circumstances, the Board of Directors believes that it is in the best interests of NCR and its stockholders to maintain the flexibility provided under applicable laws and regulations to retain our independent auditors to provide such services, subject to the Audit Committee’s determination that such services do not impair auditor independence and are pre-approved as required.

In light of the protections implemented at the Company, as overseen by NCR’s independent Audit Committee, your Board of Directors believes that the independence of the Company’s outside auditors will not be impaired by the provision of certain tax and other non-audit services as permitted under the Sarbanes-Oxley Act and the SEC’s rules and regulations. The board also believes that implementing this stockholder proposal will likely result in additional time and expense, without a corresponding benefit, for the Company.

For these reasons, the board recommends that you vote AGAINST this proposal. Proxies solicited by the Board of Directors will be voted AGAINST this proposal, unless you specify otherwise in your proxy.

STOCKHOLDER PROPOSAL REGARDING DISCONTINUATION

OF CERTAIN EXECUTIVE COMPENSATION

(Item 4 on Proxy Card)

We expect the following stockholder proposal to be presented at the annual meeting. Following SEC rules, we are reprinting the proposal and supporting statement as they were submitted to NCR’s Corporate Secretary. NCR takes no responsibility for them. The board recommends that you vote AGAINST this proposal for the reasons given after the proposal.

The following proposal and supporting statement were submitted by Robert D. Morse, 212 Highland Avenue, Moorsetown, New Jersey 08057-2717. Mr. Morse has provided proof that he beneficially owns 163 shares of common stock of the Company.

Mr. Morse’s Proposal

Management and Directors are requested to consider deleting all rights, options, SAR’s. and severance payments to top Management after expiration of existing plans or commitments. This does not apply to plans for lesser Managers or employees whom are offered reasonable options bonuses.

REASONS:

It is noted that Shareowners are only allowed to make “requests” for Directors actions in this proposal, therefore the recourse is by voting “Against” when considering their election or re-election to office. Management is allowed to publish “reasons” to vote “Against”, therefore this Proponent has the same privilege in their election or re-election requests.

“Abstain” is a non-vote and “Except” only a partial choice, if made to delete certain Nominees. Since most may be unknown to the majority of Shareowners, there is little accomplished in using that vote. Since about 1975, the States of DE, MD, NJ, NY, and VA have enacted laws, [Rules] which were accomplished after pressure from lobbyists which automatically guarantee that all Company offered nominees for Director will always be elected, there being only that number of names required, and there are no opponents. This is known as “Plurality” voting, a process whereby the ones receiving the greater amount of votes always are elected. The word “Against” is deleted under the explanation that: “the shareowners might be confused into thinking that voting “Against”, would win, when that is actually “unlawful” in those States of incorporation. Is this not a violation of the Constitution and/or The Bill of Rights? Federal law should supercede State Law whenever conflicting.

Thank You, and please vote YES for this Proposal.

NCR’s Response

Your directors recommend a vote AGAINST the shareholder proposal for the following reasons:

Mr. Morse’s proposal is unclear on its face, but appears to call for elimination of any new equity compensation and severance pay for top management. Moreover, the reasons submitted in favor of this proposal do not relate to the substance of the proposal or even executive compensation. In fact, his reasons relate to the voting requirements to elect NCR directors, which are set forth in the Company’s Bylaws and under applicable Maryland law where NCR is incorporated.

As described in the Board Compensation Committee Report on Executive Compensation, a portion of each NCR executive’s compensation is closely linked to the Company’s performance. Both the stock options and bonus payments made to executives are variable with the ultimate pay-out depending on the extent to which NCR meets the financial performance and other measurements determined by the Company’s independent Compensation Committee.

NCR’s option program has been a pay-for-performance program in relation to the Company’s stock price. Each year since NCR’s spin-off from AT&T Corp., options have been granted with an exercise price of the fair market value on the date of grant. NCR’s stock performance during that time has been relatively stable, with brief moves above $50 in 1999 and late 2000. The stock price declined significantly in 2002 when the capital spending environment, economy and stock market significantly declined. In 2003, largely due to improved performance, NCR’s stock price more than doubled from its low in February, returning to the $30 range.

Most of the options granted since 1997 have exercise prices in the $31-$44 range, and therefore were underwater while the stock was trading below this range. Unlike many companies that experienced declining stock prices, NCR did not exchange or reprice any underwater options. As a result, the Company’s option program has historically been tied to its stock price performance and has not resulted in exorbitant windfalls for our executives.

The proponent’s request to discontinue severance payments to senior management is also misplaced. The Company’s current practice with respect to severance payments to senior executives is to pay no more than one year of salary. This approach positions NCR at the low end of market practice with respect to executives.

In addition, the board believes that NCR’s executive compensation program is competitive with those companies with which we compete for executive talent and must remain so as we work to profitably grow the Company. Without a competitive package that includes equity compensation and severance pay for executives it would be nearly impossible for NCR to offer competitive pay packages to attract and retain talented leaders to make the Company successful.

For these reasons, the board recommends that you vote AGAINST this proposal. Proxies solicited by the Board of Directors will be voted AGAINST this proposal, unless you specify otherwise in your proxy.

OTHER MATTERS

The Board of Directors does not know of any matters that will be brought before the annual meeting other than those listed in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including consideration of a motion to adjourn the meeting to another time or place, the individuals named on the enclosed form of proxy will have discretion to vote in accordance with their best judgment.

ADDITIONAL INFORMATION

Cost of Proxy Solicitation

We will pay the expenses of soliciting proxies in connection with the annual meeting. Proxies may be solicited on our behalf through the mail, in person, by telephone, electronic transmission, or facsimile transmission. We have hired Georgeson Shareholder Communications Inc., to assist in the solicitation of proxies, at an estimated cost of $17,000, plus reimbursement of reasonable out-of-pocket expenses. In accordance with the SEC and the New York Stock Exchange rules, NCR will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses of sending proxies and proxy materials to the beneficial owners of NCR common stock.

Procedures for Stockholder Proposals and Nominations

Under NCR’s Bylaws, nominations for director may be made only by (1) the Board of Directors or a committee of the board, or (2) a stockholder entitled to vote who has delivered notice to the Company within 90 to 120 days before the first anniversary of the date of the mailing of the notice for the preceding year’s annual meeting.

Our Bylaws also provide that business may not be brought before an annual meeting unless it is (1) specified in the notice of meeting (which includes stockholder proposals that the Company is required to include in its proxy statement under SEC Rule 14a-8), (2) brought before the meeting by or at the direction of the board, or (3) brought by a stockholder entitled to vote who has delivered notice to the Company (containing certain information specified in the Bylaws) within 90 to 120 days before the first anniversary of the date of the mailing of the notice for the preceding year’s annual meeting. In addition, you must comply with SEC Rule 14a-8 to have your proposal included in the Company’s proxy statement.

A copy of the full text of the Company’s Bylaws may be obtained upon written request to the Corporate Secretary at the address provided above.

Stockholder Proposals for 2005 Annual Meeting

Stockholders interested in presenting a proposal for consideration at NCR’s annual meeting of stockholders in 2005 must follow the procedures found in SEC Rule 14a-8 and the Company’s Bylaws. To be eligible for inclusion in the Company’s 2005 proxy materials, all qualified proposals must be received by NCR’s Corporate Secretary no later than November 15, 2004. Stockholder proposals submitted after that date but before December 15, 2004, may be presented at the annual meeting if such proposal complies with the Company’s Bylaws, but will not be included in the Company’s proxy materials. If a stockholder proposal is received after December 15, 2004, and is properly brought before the meeting, the persons named on the proxy card may vote in their discretion regarding such proposal all of the shares for which we have received proxies for the annual meeting.

The above notice and proxy statement are sent by order of the Board of Directors.

Jonathan S. Hoak

Senior Vice President,

General Counsel and Secretary

Dated:    March 15, 2004

APPENDIX A

NCR CORPORATION—AUDIT COMMITTEE CHARTER

Purpose

The Audit Committee is the principal agent of the Board of Directors in overseeing (i) the quality and integrity of the Company’s financial statements, (ii) the assessment of financial risk and risk management programs, (iii) the independence, qualifications, engagement and performance of the Company’s independent auditors, (iv) the performance of the Company’s internal auditors, and (v) the integrity and adequacy of internal controls and the quality and adequacy of disclosures to stockholders. In addition, the Audit Committee shall regularly review the scope and results of audits performed by the Company’s independent auditors and the Internal Audit department. The Audit Committee shall also prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

The Committee’s responsibility is oversight, and it recognizes that the Company’s management is responsible for preparing the Corporation’s financial statements. Additionally, the Committee recognizes that financial management (including the Internal Audit staff), as well as the independent auditors, have more knowledge and more detailed information about the Company than do the members of the Committee; consequently, in carrying out its oversight responsibilities the Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditors’ work.

Committee Composition

The membership of the Committee shall consist of at least three members of the Board of Directors, one of whom shall serve as Chair of the Committee. The Committee shall be comprised solely of independent directors who are “independent” Directors as determined by the Board under the standards set forth in the Board’s Corporate Governance Guidelines. No member of the Committee may receive any compensation, consulting, advisory or other fee from the Company, other than Board compensation, as determined in accordance with applicable Securities and Exchange Commission (SEC) and New York Stock Exchange (NYSE) rules. Members serving on the Audit Committee are limited to serving on two other audit committees of public companies, unless the Board of Directors evaluates and determines that these other commitments would not impair his or her effective service to the Company. In accordance with NYSE and SEC rules, all members shall be “financially literate” and at least one member shall be a “audit committee financial expert” with “accounting or related financial management expertise.”

Primary Committee Responsibilities

Financial Reporting and Disclosures

1.	Review and discuss the annual audited financial statements and quarterly financial statements, including disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations, to be included in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q, respectively, with management and the independent auditors.

2.	Confirm that the independent auditors and management believe that the financial statements and periodic reports fairly present the financial position and results of operations of the Company, including (1) appropriate reserves and estimates, (2) proper selection and application of appropriate accounting policies and any judgments made, (3) disclosure of financial information that is informative and reasonably reflects the underlying transactions and events, and (4) the inclusion of any additional disclosure necessary to provide investors with a materially accurate and complete picture of the Company’s financial condition, results of operations and cash flows.

3.	Review and discuss quarterly earnings press releases prior to their issuance. Review financial information and earnings guidance provided to analysts.

4.	Review significant new accounting pronouncements or reporting practices as well as off-balance sheet structures and understand their impact on the financial statements.

5.	Review governmental correspondence, employee complaints and published reports which raise material financial statement issues.

Independent Auditors

6.	Select the Company’s independent auditors, evaluate their performance, set their compensation and, where appropriate, replace the independent auditors.

7.	Discuss with the independent auditors any matters required to be communicated by the independent auditors to the Committee under SAS 61 and 71 or other such auditing standards that may in time modify, supplement or replace them.

8.	Pre-approve all audit, audit-related, tax and all other non-audit services provided to the Company by its independent auditors. The Committee may delegate the authority to grant pre-approval of audit, audit-related, tax and all other non-audit services to one or more members of the Committee. Any pre-approvals granted by such Committee member(s) will be presented to the full Committee at its next regularly scheduled meeting for ratification.

9.	Review annually the services performed by the independent auditors to ensure that they are not performing the following non-audit services for the Company: (i) bookkeeping or other services related to the accounting records or financial statements; (ii) financial information systems design and implementation; (iii) appraisal or valuation services, fairness opinions, or contribution-in-kind reports; (iv) actuarial services; (v) internal audit outsourcing services; (vi) management functions or human resources; (vii) broker or dealer, investment adviser, or investment banking services; and (viii) legal services and expert services unrelated to an audit.

10.	Review periodically the experience and qualifications of the senior members of the independent auditor team and the quality control procedures of the independent auditors to ensure their independence and quality. This review should include, at least annually, among other things (1) consideration of the experience of the senior partner of the independent auditor to ensure that such senior partner has not performed audit services for the Company in each of the five previous fiscal years, and (2) a review of the formal written statement from the independent auditors required under applicable standards and regulations delineating all relationships between such firm and the Company, including all non-audit services performed by the independent auditors.

11.	At least annually, obtain and review a report by the Company’s independent auditors describing (1) the firm’s internal quality-control procedures, (2) any material issues raised by the most recent internal quality-control review (or peer review) of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, regarding one or more independent audits carried out by the firm, and any steps taken to deal with any such issues, and (3) all relationships between the independent auditors and the Company.

12.	Review and discuss quarterly reports from the independent auditors on (1) all critical accounting policies and practices to be used by the Company, (2) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors, and (3) other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

13.	Resolve disagreements between management and the independent auditors regarding the Company’s financial reporting, if necessary.

14.	Establish and maintain a policy regarding the Company’s hiring of individuals employed or formerly employed by the Company’s independent auditors.

15.	Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

Internal Auditors

16.	Review the scope of audit coverage by both the independent auditors and Internal Audit, and the inter-relationship between the two, including the audit approach, staffing and internal audit budget.

17.	Review with management the appointment, replacement or dismissal of the Director of Internal Audit.

Internal Controls and Risk Assessment

18.	Review with the independent auditors, the internal auditors, and members of senior management as appropriate, results, opinions, problems, difficulties and significant recommendations of audits, and management’s responses to the recommendations.

19.	Review and discuss the overall quality and adequacy of the internal control framework of the Company to assure that the Company’s financial accounting and reporting control processes generally conform to internationally accepted standards for internal control, including the security and controls surrounding assets and computerized information systems, and any special audit steps adopted in light of any material control deficiencies.

20.	Review the status of internal control recommendations made by the independent auditors and Internal Audit and review any audit problems or issues.

21.	Review and discuss with the Company’s Chief Executive and Chief Financial Officers (CEO and CFO) the procedures followed by them regarding the CEO/CFO certifications made in connection with the Company’s periodic reports.

22.	Review and discuss with management any issues relating to the design and implementation of the company’s disclosure controls and procedures, and internal control over financial reporting. On a quarterly basis, confirm with the CEO and CFO whether there are any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to affect the company’s ability to record, process, summarize and report financial information, or whether there is any alleged fraud (whether material or not) involving management or other employees with significant roles in internal controls over financial reporting.

23.	Review with management and the General Counsel the status of any legal and regulatory matters that may result in a material financial impact on the Company’s financial statements, including: the Company’s compliance issues, threatened, pending, or ongoing litigation and outstanding matters with regulatory agencies.

24.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management guidelines, policies and procedures.

25.	Establish and maintain procedures for processing and addressing complaints regarding accounting, internal controls, or auditing matters, and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

Reporting Responsibilities

26.	Report at the next meeting of the Board of Directors all significant items discussed at any Audit Committee meeting.

27.	Review and approve the Committee report and any other audit committee disclosure required by the SEC to be included in the Company’s annual proxy statement.

Other Responsibilities

28.	Perform such other oversight functions that from time to time may be assigned to it by the Board of Directors.

29.	Conduct or authorize investigations into any matters within its scope of responsibilities and retain independent counsel, auditors or other professionals as necessary to assist in the conduct of any investigations.

30.	Engage, set the compensation of and, where appropriate, replace independent counsel and other advisors as it deems necessary to carry out its duties. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to its independent auditors for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.

31.	Review and reassess the adequacy of the Audit Committee charter annually.

32.	Annually evaluate the performance of the Committee.

Committee Meetings

The Audit Committee shall hold meetings at least four times each year and at any additional time as the Committee Chair, or other Committee member in Chair’s absence, deems necessary. In addition, NCR’s CFO may request additional Committee meetings. The meetings will generally be held four times a year. The Committee may request that members of management and/or representatives of the independent auditors be present as needed in order to execute the Committee’s primary responsibilities. At least quarterly, the Committee will meet in separate executive sessions with management, independent auditors and the Internal Audit Director. The Committee may also meet periodically as needed in executive sessions with other members of management such as the General Counsel.

Detach Here

2004 ANNUAL STOCKHOLDERS’ MEETING

RESERVATION REQUEST FORM

If you plan to attend the 2004 Annual Stockholders’ Meeting of NCR Corporation, please complete the following information and return to Jonathan S. Hoak, Senior Vice President, General Counsel and Secretary, NCR Corporation, 1700 South Patterson Blvd., Dayton, Ohio 45479.

Your name and address:

Number of shares of NCR common stock you hold:

If the shares listed above are not registered in your name, identify the name of the registered stockholder below and include evidence that you beneficially own the shares.

Registered stockholder:
(name of your bank, broker, or other nominee)

THIS IS NOT A PROXY CARD

NCR CORPORATION 1700 S. PATTERSON BOULEVARD DAYTON, OH 45479

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:00 P.M. Eastern Time on April 27, 2004. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:00 P.M. Eastern Time on April 27, 2004. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return to NCR Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by NCR in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	NCRCO1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NCR CORPORATION

NCR’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2, AND “AGAINST” PROPOSALS 3 AND 4.

1. Election of Directors. Class B Nominees: 01) Edward P. Boykin 02) Linda Fayne Levinson 03) Victor L. Lund Class A Nominee: 04) James M. Ringler				For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

2. Approval of the appointment of independent auditors for 2004.	For ☐	Against ☐	Abstain ☐

3. Stockholder proposal regarding auditor fees.	☐	☐	☐

4. Stockholder proposal regarding discontinuation of certain executive compensation.	☐	☐	☐

NOTE: If you attend the meeting and decide to vote by ballot, your ballot will supercede this proxy. If signing for a corporation or partnership or as an agent, attorney or fiduciary, indicate the capacity in which you are signing.

HOUSEHOLDING ELECTION – Please indicate if you consent to receive certain future investor communications in a single package per household.	Yes ☐	No ☐

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)			Date

Annual Meeting of Stockholders

NCR’s Annual Meeting of Stockholders will be held at 9:30 a.m. on April 28, 2004 at NCR’s World Headquarters Auditorium, 1700 S. Patterson Boulevard, Dayton, Ohio 45479. Please see your proxy statement for instructions should you wish to attend the meeting.

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<    FOLD AND DETACH HERE    <

NCR CORPORATION

Proxy/Voting Instruction Card

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR NCR’S ANNUAL MEETING OF STOCKHOLDERS ON APRIL 28, 2004

The undersigned stockholder of NCR Corporation, a Maryland corporation (“NCR” or the “Company’), hereby appoints Mark Hurd, Jon Hoak and Peter Bocian, and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all shares of common stock of NCR that the undersigned is entitled to vote at NCR’s Annual Meeting of Stockholders to be held in Dayton, Ohio, on April 28, 2004, and at any postponement or adjournment thereof, upon any matter that may properly come before the meeting, or any postponement or adjournment thereof, including the matters described in the accompanying proxy statement. This proxy also provides voting instructions to the trustee of the NCR Savings Plan and to the trustees and administrators of other plans, with regard to shares of NCR common stock the undersigned may hold under such plans for which the undersigned is entitled to vote at said meeting to the extent permitted by such plans and their trustees and administrators.

THE PROXIES OR THE TRUSTEES AND ADMINISTRATORS OF THE PLANS, AS THE CASE MAY BE, WILL VOTE THE SHARES IN ACCORDANCE WITH THE DIRECTIONS ON THIS CARD. IF YOU DO NOT INDICATE YOUR CHOICES ON THIS CARD, THE PROXIES WILL VOTE THE SHARES IN ACCORDANCE WITH THE DIRECTORS’ RECOMMENDATIONS. IF YOU ARE AN NCR SAVINGS PLAN PARTICIPANT ENTITLED TO VOTE AT THE 2004 ANNUAL MEETING OF STOCKHOLDERS AND DO NOT INDICATE YOUR CHOICES ON THIS CARD, THOSE SHARES WILL BE VOTED BY THE TRUSTEES OF SUCH PLANS.

(Continued and to be signed on the reverse side.)

Source:	Email to NCR U.S. employees
Date:	March 8, 2004

To:	All U.S Employees
From:	Jon Hoak, Senior Vice President, General Counsel and Secretary
Subject:	Electronic Delivery of Materials for NCR’s Annual Meeting of Stockholders

For the past several years, as part of our ongoing efforts to improve efficiency and control costs, NCR has posted its annual report and proxy statement (also known as annual meeting materials) on the investor page of its web site and notified employees by e-mail when and where the materials were posted each year.

This year, we are extending our electronic delivery program, as permitted under the U.S. securities laws, for certain U.S.-based employees who are NCR stockholders. If you are a U.S.-based employee with an NCR e-mail account and Internet access and:

•	invest in the NCR stock fund of the NCR Savings Plan (the company’s 401(k) plan);

•	invest in company stock through the Employee Stock Purchase Plan (ESPP);

•	invest in company stock through the Direct Stock Purchase Plan (DSPP) administered by Mellon Investor Services, NCR’s transfer agent; or

•	own registered shares of NCR stock (i.e., directly in your own name and not through a bank or broker),

NCR will electronically deliver to you the 2003 annual report and 2004 proxy statement in connection with its annual meeting of stockholders this year and will not mail you paper copies these materials unless you specifically request them. Instead of paper copies mailed to your address of record, you will receive an e-mail directing you to the company’s Investor Relations web site (<http://investor.ncr.com>), where these annual meeting materials can be accessed, viewed and printed at any time at your convenience.

In addition, your proxy ballot will also be available online. You will have the option of voting your proxy for the annual meeting online or through a special telephone voting service. Just like votes cast using paper proxy cards, votes cast over the Internet or telephone are tabulated in a secure manner by an independent third party.

You will receive an e-mail message on or about March 15 describing how to access this year’s annual meeting materials and your proxy ballot. At that time, you will also be given the information required to vote your ballot online or by telephone. Please note that you will need your pre-assigned PIN # to access the online voting system. Your pre-assigned PIN # is the last 4 digits of your social security number.

These improvements are consistent with the company’s objective of improving efficiencies and controlling costs. We appreciate your willingness to use the electronic option to vote and receive future stockholder information. Whatever your choice, we urge you to vote your shares.

Attached below is a document containing answers to some of the questions you may have about this new process.

Questions and Answers Regarding Electronic Delivery of Materials for NCR’s Annual Meeting of Stockholders

What documents will be delivered electronically?—The company will send you the links to the annual report, proxy statement and proxy ballot.

What are the costs to me?—There is no cost to you since you can access the materials electronically via the Internet or NCR.com through your computer at work.

May I still get paper copies?—Yes, if at any time you want paper copies of these documents, they will be sent to you free of charge upon request as directed in the e-mail you receive on or about March 15, 2004. However, we encourage you to receive these materials electronically to help reduce printing and postage costs associated with the annual report and proxy statement. These materials will be made available on the Investor page of NCR’s web site (http://investor.ncr.com) and can be accessed, viewed and printed 24-hours-a-day, 7 days-per-week.

How do I vote my proxy electronically?—At the time you receive the e-mail message describing how to access your annual meeting materials and proxy ballot, you will also be given the information required to vote your proxy ballot online or telephonically. Please remember that you will need your pre-assigned PIN # to access this system. Your pre-assigned PIN # is the last 4 digits of your social security number.

What if I do not want to receive these documents electronically?—If you do not want to receive these documents electronically, then you can opt-out by clicking onto http://www.icsdelivery.com/ncr and removing your company-provided e-mail account from the database. Please note that you will need your pre-assigned PIN # to access this system. Your pre-assigned PIN # is the last 4 digits of your social security number.

Does electronic delivery apply to NCR stock that I have in my brokerage account?—No, this applies only to shares that you may hold directly in your own name, or through a company-sponsored or administered plan such as the NCR Savings Plan, the Employee Stock Purchase Plan or the Direct Stock Purchase Plan. If you want to take advantage of a similar method of electronic delivery for NCR stock held in a brokerage account, please log on to http://www.icsdelivery.com/ncr.

Source: Internet proxy voting site

             (http://www.proxyvote.com)

ProxyVote

NCR CORPORATION Annual Meeting

Meeting Date: 04/28/2004 for holders as of 02/09/2004

CUSIP: 62886E- 108 Your Control Number:

Scroll down for proxy instructions and voting.

The undersigned stockholder of NCR Corporation, a Maryland corporation (“NCR” or the “Company”), hereby appoints Mark Hurd, Jon Hoak and Peter Bocian, and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all shares of common stock of NCR that the undersigned is entitled to vote at NCR’s Annual Meeting of Stockholders to be held in Dayton, Ohio, on April 28, 2004, and at any postponement or adjournment thereof, upon any matter that may properly come before the meeting, or any postponement or adjournment thereof, including the matters described in the accompanying proxy statement. This proxy also provides voting instructions to the trustee of the NCR Savings Plan and to the trustees and administrators of other plans, with regard to shares of NCR common stock the undersigned may hold under such plans for which the undersigned is entitled to vote at said meeting to the extent permitted by such plans and their trustees and administrators.

Directors’ Recommendations:

Choose this if you would like to vote your shares following directors’ recommendations.

See below or refer to the proxy statement for the detailed recommendations. Please read them carefully.

[Vote my shares per directors’ recommendations]

Proxy Ballot:

Director(s):

Directors recommend a vote FOR election of the following nominee(s):

EDWARD P. BOYKIN-CL B ; LINDA F. LEVINSON-CL B ;

VICTOR L. LUND-CL B ; JAMES M. RINGLER-CL A.

(    ) For all nominees (    ) Withhold all nominees (    ) For all EXCEPT those selected below:

O	Edward P. Boykin – CL B

O	Linda F. Levinson – CL B

O	Victor L. Lund – CL B

O	James M. Ringler – CL A

Proposal(s): Please indicate your proposal selections by clicking on the fields below.

02.	APPROVAL OF THE APPOINTMENT OF INDEPENDENT AUDITORS FOR 2004.

Directors Recommend : FOR

O For     O Against     O Abstain

03.	STOCKHOLDER PROPOSAL REGARDING AUDITOR FEES.

Directors Recommend : AGAINST

O For     O Against     O Abstain

04.	STOCKHOLDER PROPOSAL REGARDING DISCONTINUATION OF CERTAIN EXECUTIVE COMPENSATION.

Directors Recommend : AGAINST

O For     O Against     O Abstain

[Vote my shares per the above selections]

Proxy Final Submission. Please check all of the information below for accuracy. See instructions below and click on the Final Submission button.

[Final Submission]

DIRECTORS:

You Voted: [For/Withhold]

Proposal(s):

02.	APPROVAL OF THE APPOINTMENT OF INDEPENDENT AUDITORS FOR 2004.

You Voted: [For/Against/Abstain]

03.	STOCKHOLDER PROPOSAL REGARDING AUDITOR FEES.

You Voted: [For/Against/Abstain]

04.	STOCKHOLDER PROPOSAL REGARDING DISCONTINUATION OF CERTAIN EXECUTIVE COMPENSATION.

You Voted: [For/Against/Abstain]

If you would like to receive an electronic confirmation when this vote is recorded, enter your e-mail address here: [                                    ]

If any of the above information is incorrect, return to the Proxy Ballot form by using the Back button of your Browser.

If all of the above information is correct and to vote your proxy, click on the Final Submission button below.

[Final Submission]

Thank you for voting!

Click Here to Sign Up for Electronic Delivery!

Receive the benefits of e-mail notification of voting instructions and shareholder communications today!

•	Immediate availability of shareholder communications

•	Fewer bulky postal mailings that fill your mailbox

•	Better for the environment

•	Automatic postal mail forwarding if you change your e-mail address and fail to notify us

•	It’s free and your choice to opt-in or opt-out at any time

•	Your e-mail address is safe and will never be used without your consent (Read our Privacy Statement)

To receive future shareholder communications electronically, we require your permission. Participation is completely your choice. In the future, when, and if, material is available electronically, we will send you an email which will contain information that will point you to an Internet location where the material is available, along with a link to ProxyVote.com (when applicable) to submit your voting instructions. We hope you will give this option your serious consideration.

[Enroll in Electronic Delivery]	[Enter Your Next Control Number]

Source:	Telephone proxy voting script (1-800-690-6903)

Hello, thank you for calling the telephone proxy voting service.

Press 1 if you are calling from a touch tone phone and have your proxy card in front of you.

Let’s begin. Please enter the control number, which is labeled as such, or located in the box indicated by the arrow on your vote instruction form, followed by the pound sign.

[enter control number]

Thank you.

If you elect to vote as management recommends, press 1. If you elect to vote on directors and proposals individually, press 2.

If you wish to vote for all nominees, press 1; if you wish to withhold your vote from all nominees, press 2; if you wish to withhold your vote from nominees individually, press 3.

You have voted [for all nominees/to withhold from all nominees/to withhold individually]; if this is correct, press 1; if not correct, press 2.

Proxy voting continues with proposal voting. We are ready to accept your votes for proposal 02. If you are voting for proposal 02, press 1; if you are voting against proposal 02, press 2; if you wish to abstain, press 3.

We are ready to accept your vote for proposal 03. If you are voting for this proposal, press 1; if you are voting against this proposal, press 2; if you wish to abstain, press 3.

We are ready to accept your vote for proposal 04. If you are voting for this proposal, press 1; if you are voting against this proposal, press 2; if you wish to abstain, press 3.

You have voted: Nominees [            ]; Proposal 02 [            ]; Proposal 03 [            ]; Proposal 04 [            ].

If this is correct, press 1; if this is not correct, press 2; if you would like your vote repeated to you, press 3

A vote has been recorded for control number [            ]. If this concludes your business, press 1. If you would like to vote for another proxy election, press 2.

Thank you for calling the telephone proxy voting service. This concludes your transaction.

Source: Electronic delivery email

In connection with the 2004 NCR CORPORATION Annual Meeting of Stockholders, this e-mail describes how to access proxy materials and vote by proxy.

GENERAL INFORMATION

You received this e-mail because our records show that (1) you are an employee of NCR CORPORATION who has regular access to the company’s e-mail in the ordinary course of performing your duties and are expected to log-on to e-mail routinely to receive communications, or (2) you have expressly consented to receive NCR CORPORATION communications and vote by proxy via the Internet.

This e-mail notification contains information specific to your holding in the security identified below. We urge you to vote. Please read the instructions carefully before proceeding.

This is a NOTIFICATION of the:

2004 NCR CORPORATION Annual Meeting of Stockholders.

RECORD DATE: February 9, 2004

MEETING DATE: April 28, 2004

CUSIP: 62886E108

If you hold multiple accounts, this e-mail represents all shares registered in your name.

CONTROL NUMBER: [            ]

You can enter your voting instructions and view the related stockholder materials, the 2003 Annual Report to Stockholders and Notice of Annual Meeting and Proxy Statement of NCR Corporation, at the following Internet site:

http://www.proxyvote.com/[            ]

For our secure site:

https://www.proxyvote.com/[            ]

Note: If your e-mail software supports it, you can simply click on the above link.

To access ProxyVote.com, you will need you four digit PIN:

•	If you are an employee of NCR CORPORATION, your PIN is the last four digits of your Social Security number.

•	If you are a stockholder who consented to receive proxy materials electronically, your PIN is the four digit number you selected at the time of your enrollment.

•	If you have forgotten your PIN number, please follow the instructions on www.proxyvote.com.

Internet voting is accepted until 11:59 p.m. (ET) the day before the meeting/cut off date.

To view the documents below, you may need Adobe Acrobat Reader. To download the Adobe Reader, click the url address below:

http://www.adobe.com/products/acrobat/readstep2.html.

The relevant stockholder materials in connection with the 2004 Annual Meeting can also be found at the following Internet site(s):

http://investor.ncr.com/downloads/ncr2003ar.pdf

http://investor.ncr.com/downloads/2004proxy.pdf

To cancel or change your enrollment profile, please go to http://www.icsdelivery.com/ncr.

There are no charges for this service. There may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

Please do not send any e-mail to ID@ProxyVote.com. Please REPLY to this e-mail with any comments or questions about proxyvote.com. (Include the original text and subject line of this message for identification purposes)

AOL Users, please highlight the entire message before clicking the reply button.

Source: Proxy material insert for stockholders requesting electronic access to proxy materials

[NCR Logo]

Dear NCR Stockholder:

You have indicated your preference to view NCR Corporation’s Proxy Statement and Annual Report over the Internet instead of receiving copies in the mail. You can now access the Proxy Statement for the 2004 Annual Meeting and the 2003 Annual Report over the Internet at the following addresses:

http://investor.ncr.com/downloads/ncr2003ar.pdf and

http://investor.ncr.com/downloads/2004proxy.pdf.

The enclosed proxy card has been provided to you to enable you to cast your vote in one of three convenient ways: (1) via the Internet, (2) by telephone, or (3) by returning the enclosed proxy card in the postage-paid envelope. Whichever method you choose, you are encouraged to vote.

In the future, in addition to accessing future Proxy Statements and Annual Reports over the Internet, you may also elect to receive an e-mail directing you to vote instead of receiving your proxy card in the mail. You can choose this option, when you vote via the Internet, by providing your e-mail address when prompted.

Your contribution towards saving NCR printing and postage costs is greatly appreciated.

Source: Proxy material insert for stockholders having both a registered and a beneficial account

As an investor with multiple positions in NCR Corporation, you will receive one copy of the 2003 Annual Report and Notice of 2004 Annual Meeting and Proxy Statement. These materials will be included in a subsequent mailing. In our continuing efforts to control costs and provide quality service to our investors, multiple copies of these materials to the same investor are being eliminated whenever possible. As a result, this mailing does not contain a copy of the 2003 Annual Report and Notice of 2004 Annual Meeting and Proxy Statement. Again, this efficiency has been instituted not only to achieve cost savings, but also to respond to requests from many of our stockholders asking that we suppress duplicate copies of materials directed to the same household.